   As filed with the Securities and Exchange Commission on January 25, 2000
                                                      Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                           ENTRUST TECHNOLOGIES INC.
            (Exact name of registrant as specified in its charter)

               Maryland                              62-1670648
     (State or other jurisdiction                 (I.R.S. Employer
   of incorporation or organization)           Identification Number)
                               ----------------
                            One Preston Park South
                      4975 Preston Park Blvd., Suite 400
                                Plano, TX 75093
                                (972) 943-7300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                                 JOHN A. RYAN
                     President and Chief Executive Officer
                           Entrust Technologies Inc.
                            One Preston Park South
                      4975 Preston Park Blvd., Suite 400
                                Plano, TX 75093
                                (972) 943-7300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                  Copies to:
         JOHN A. BURGESS, ESQ.                 KEITH F. HIGGINS, ESQ.
         JAMES R. BURKE, ESQ.                       Ropes & Gray
           Hale and Dorr LLP                   One International Place
            60 State Street                     Boston, MA 02110-2624
      Boston, Massachusetts 02109             Telephone: (617) 951-7000
       Telephone: (617) 526-6000              Telecopy: (617) 951-7050
       Telecopy: (617) 526-5000
                               ----------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE

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                                                             Proposed Maximum
 Title of each Class of                    Proposed Maximum     Aggregate
    Securities to be       Amount to be   Offering Price Per  Offering Price     Amount of
       Registered         Registered(1)        Share(2)            (2)        Registration Fee
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Common Stock, $0.01 par
 value per share........ 9,372,500 shares       $50.00         $468,625,000       $123,717
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(1) Includes 1,222,500 shares which the underwriters have the option to purchase from the registrant and a selling stockholder to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low sales prices per share of the common stock on the Nasdaq National Market on January 24, 2000.
                               ----------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said
Section 8(a), may determine.
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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to Completion. Dated January 25, 2000.

                                8,150,000 Shares

                                     [LOGO]
                          [Entrust logo appears here]

                                  Common Stock

                                  -----------

  Entrust Technologies Inc. is offering 2,000,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 6,150,000 shares. Entrust will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

  The common stock is quoted on the Nasdaq National Market under the symbol "ENTU". The last reported sale price of the common stock on January 24, 2000 was $47.875 per share.

  See "Risk Factors" on page 7 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                           Per Share  Total
                                                           ---------  -----
Initial price to public................................... $         $
Underwriting discount..................................... $         $
Proceeds, before expenses, to Entrust..................... $         $
Proceeds, before expenses, to the selling stockholders.... $         $

  To the extent that the underwriters sell more than 8,150,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,222,500 shares from Entrust and a selling stockholder at the initial price to public less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on     , 2000.

Goldman, Sachs & Co.

       Bear, Stearns & Co. Inc.

               Donaldson, Lufkin & Jenrette

                     SoundView Technology Group

                                  -----------

                          Prospectus dated     , 2000.

                             [Inside front cover]

The page is divided in half, horizontally across the center. In the top half of the page, which is further divided into four quarters, the text, "Embracing the e-business Reality" overlays 4 pictures. In the top left there is a picture of people walking. In the top right, there is a picture of a sign with an arrow pointing to the right and the word "Forward" on it. In the bottom right there is a picture of people walking, and in the bottom left there is a picture of a woman typing on a laptop computer. In the bottom half of the page is the text, "Entrust(R) Technologies" below which is the text, "We Bring Trust to e-Business(TM)". The text overlays a picture of binary code.

                               PROSPECTUS SUMMARY

    You should read the following summary together with the more detailed information about us and our common stock being sold in this offering and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                  Our Business

    Entrust Technologies is the leading global provider of public-key infrastructure, or PKI, products and services to e-businesses and other organizations. Unlike products and services that focus primarily upon the issuance of digital certificates, which are similar to electronic passports, our award-winning solution is a comprehensive, end-to-end PKI framework designed to assure the security of electronic transactions and communications over advanced networks, including the Internet. Our open, scalable software solution operates across multiple platforms, network devices and applications. According to International Data Corporation, the worldwide market for PKI-based products and services is expected to grow from $122.7 million in 1998 to $1.3 billion in 2003. Since 1994, we have provided our PKI solution primarily to global enterprises and government entities, including Citibank, FedEx, MCI Worldcom, NASA, the United Kingdom Post Office and the Canadian Department of National Defense. To date, over four million users worldwide have been licensed to use Entrust products.

    Our PKI solution is particularly relevant to organizations in the growing business-to-business, or B2B, electronic commerce market. We offer B2B organizations a comprehensive security solution that includes the robust functionality required to support their increasingly advanced and high-value electronic transactions and communications. We believe that we are well-positioned to capitalize on our PKI market leadership to address B2B and other important markets, such as the business-to-consumer, or B2C, market. We are also actively developing additional functionality to address emerging opportunities, such as the growing need to secure e-business transactions conducted over wireless networks.

                             Our Market Opportunity

    The widespread adoption in recent years of public and private networks has revolutionized the manner in which organizations communicate and conduct business. Businesses are increasingly relying on these networks to conduct complex transactions and communicate confidential information, both internally and with other businesses. However, there are important information security concerns relating to these electronic interactions, such as the risk of theft, alteration, interception or dissemination of confidential data, fraud, loss of reputation and economic loss.

    Although a wide range of products, such as firewalls and password tokens, were introduced to address network security concerns, the limitations inherent in these solutions led to the development of public-key encryption and digital certification systems. However, these systems are only partial solutions and do not address the management and business issues critical to maintaining an effective security environment. To address these issues, organizations, particularly those in the B2B market, must have a robust public-key infrastructure that provides full life-cycle management of public and private keys, including issuance, authentication, storage, retrieval, backup, recovery, updating and revocation. In addition, these functions must operate in an easy-to-use, scalable and cost-effective manner.

                                  Our Solution

    Our PKI solution provides for the flexible management of network security features, while offering the complete functionality necessary for full life-cycle management of public keys and digital certificates. Our products and services support multiple certificate types and configurations, including:

  . multi-application certificates for use across a wide range of applications;

  . Web certificates for secure Web transactions;

  . virtual private networking certificates, or VPN certificates, for secure network communications; and

  . wireless certificates for devices such as cellular telephones and pagers.

    Our products can support large numbers of simultaneous users, while seamlessly performing complex certification and key management functions that allow organizations to significantly reduce their overall costs for addressing security requirements.

                                  Our Strategy

    Our objective is to maintain and enhance our position as the leading global provider of comprehensive, end-to-end PKI products and services that enable organizations to effectively manage secure transactions and communications across a wide range of applications. Key elements of our strategy include the following:

  . capitalize on B2B market opportunities;

  . pursue wireless opportunities;

  . maintain product leadership and increase brand recognition;

  . expand and leverage strategic relationships;

  . further penetrate B2C market; and

  . leverage global presence.

                                  Our History

    We were originally established in January 1994 as the Secure Networks group of Nortel Networks Corporation and its subsidiary, Nortel Networks Inc., to pursue the development and sale of PKI products and services, and were incorporated as a Maryland corporation in December 1996. Our principal executive offices are located at One Preston Park South, 4975 Preston Park Boulevard, Suite 400, Plano, Texas 75093, and our telephone number at that location is (972) 943-7300. We also have offices in Canada, the United Kingdom, Switzerland, Germany and Japan, as well as additional offices in the United States.

                                  The Offering

 Shares offered by Entrust....................... 2,000,000 shares
 Shares offered by the selling stockholders...... 6,150,000 shares
 Shares to be outstanding after this offering.... 52,510,737 shares
 Nasdaq National Market symbol................... ENTU
 Use of proceeds................................. Working capital and other general corporate purposes,
                                                  including product development
                                                  and possible acquisitions and
                                                  strategic investments

    The number of shares of our common stock that will be outstanding after this offering is based on the number outstanding on December 31, 1999. This number excludes an aggregate of 7,268,653 shares of common stock that were subject to outstanding options as of December 31, 1999 at a weighted average exercise price of $14.00 per share.

                                ----------------


    Entrust is a registered trademark, and We Bring Trust to e-Business, Entrust/Access, Entrust.net, Entrust@YourService, Entrust/SecureControl, Entrust-Ready, the Entrust design (Elmer), Entrust/Authority, Entrust/Directory, Entrust Electronic Identities, Entrust/Engine, Entrust/Entelligence, Entrust/Web Connector, Entrust/Commerce Connector, Entrust/VPN Connector, Entrust/Lite, Entrust/Solo, Entrust/ICE, Entrust/Express, Entrust/Direct, Entrust/Unity, Entrust/TrueDelete, Entrust/Toolkit, Entrust/PKI, Entrust InSource, Entrust Partner, Entrust/RA, Entrust/AutoRA, Entrust/Roaming, Entrust/Timestamp, Entrust/SignOn and Entrust SecureSummit are trademarks or service marks, of Entrust Technologies Limited, a majority-owned subsidiary of Entrust Technologies Inc. All other trademarks and service marks used in this prospectus are the property of their respective owners.

                      Summary Consolidated Financial Data

                     (in thousands, except per share data)

                                                Year Ended December 31,
                                            ----------------------------------
                                             1996    1997      1998     1999
                                            ------- -------  --------  -------
Statement of Operations Data:
Total revenues............................. $12,802 $25,006  $ 48,988  $85,214
Gross profit...............................   9,252  20,090    39,457   69,912
Income (loss) from operations..............      56    (490)  (25,795)   3,943
Net income (loss)..........................     387     514   (23,828)   5,919
Net income (loss) per basic share..........         $  0.02  $  (0.68) $  0.13
Net income (loss) per diluted share........         $  0.01  $  (0.68) $  0.11
Shares used to compute net income (loss)
 per basic share...........................          30,700    35,255   43,847
Shares used to compute net income (loss)
 per diluted share.........................          41,743    35,255   54,803

                                                             December 31, 1999
                                                            --------------------
                                                             Actual  As Adjusted
                                                            -------- -----------
Balance Sheet Data:
Cash and marketable investments............................ $ 89,271  $180,640
Working capital............................................   87,918   179,287
Total assets...............................................  130,520   221,889
Shareholders' equity.......................................  103,155   194,524

    The consolidated financial statements as of and for the year ended December 31, 1999 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation. The as adjusted balance sheet data give effect to our receipt of the estimated net proceeds from the sale of 2,000,000 shares of common stock in this offering, at an assumed offering price of $47.875 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

    This offering involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including our consolidated financial statements and related notes, before deciding to invest in shares of our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of the money you paid to buy our common stock.

          Risks Relating To Our Financial Condition and Business Model

Our quarterly revenues and operating results are subject to significant fluctuations and such fluctuations may lead to a reduced market price for our stock

    Our quarterly revenues and operating results have varied in the past and may continue to fluctuate in the future. We believe that period-to-period comparisons of our operating results are not necessarily meaningful, but securities analysts and investors often rely upon these comparisons as indicators of future performance. If our operating results in any future period fall below the expectations of securities analysts and investors, the market price of our securities would likely decline. Factors that have caused our results to fluctuate in the past and which are likely to affect us in the future include the following:

  . length of sales cycles associated with our product offerings;

  . the timing, size and nature of our licensing transactions;

  . market acceptance of new products or product enhancements by us or our competitors;

  . the relative proportions of revenues derived from licenses and services and maintenance;

  . the timing of new personnel hires and the rate at which new personnel become productive;

  . changes in pricing policies by our competitors;

  . changes in our operating expenses; and

  . fluctuations in foreign currency exchange rates.

Estimating future revenues is difficult, and our failure to do so accurately may lead to a reduced market price for our stock and reduced profitability

    Estimating future revenues is difficult because we ship our products soon after an order is received and, as such, we do not have a significant backlog. Thus, quarterly license revenues depend heavily upon orders received and shipped within the same quarter. Moreover, we historically have recorded 60% to 80% of our total quarterly revenues in the third month of the quarter, with a concentration of revenues in the second half of that month. We expect that this concentration of revenues, which is attributable in part to the tendency of some customers to make significant capital expenditures at the end of a fiscal quarter and to sales patterns within the software industry, will continue for the foreseeable future.

    Our expense levels are based, in significant part, upon our expectations as to future revenues and are largely fixed in the short term. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Any significant shortfall in revenues in relation to our expectations could have an immediate and significant effect on our profitability for that quarter and may lead to a reduced market price for our stock.

Because of the lengthy and unpredictable sales cycle associated with our large PKI transactions, we may not succeed in closing transactions on a timely basis or at all, which would adversely affect our revenues and operating results

    Transactions for our PKI solution often involve large expenditures, and the sales cycles for these transactions are often lengthy and unpredictable. Factors affecting the sales cycle include:

  . customers' budgetary constraints;

  . the timing of customers' budget cycles; and

  . customers' internal approval processes.

    We may not succeed in closing such large transactions on a timely basis or at all, which could cause significant variability in our revenues and results of operations for any particular period. If our results of operations and cash flows fall below the expectations of securities analysts, our stock price may decline.

A limited number of customers has accounted for a significant percentage of our revenues, which may decline if we cannot keep or replace these customer relationships

    Historically, a limited number of customers has accounted for a significant percentage of our revenues. In 1997, three customers accounted for 19%, 12% and 11% of revenues, respectively. In 1998, our three largest customers accounted for 23% of revenues. In 1999, our three largest customers accounted for 31% of revenues, with the largest customer accounting for 23% of revenues. We anticipate that our results of operations in any given period will continue to depend to a significant extent upon revenues from a small number of customers. In addition, we anticipate that such customers will continue to vary over time, so that the achievement of our long-term goals will require us to obtain additional significant customers on an ongoing basis. Our failure to enter into a sufficient number of large licensing agreements during a particular period could have a significant adverse effect on our revenues.

              Risks Relating to Our Markets, Products and Strategy

If the e-business security market does not continue to grow, demand for our products and services will be adversely affected

    The market for e-business security solutions is at an early stage of development. Continued growth of the e-business security market will depend, in large part, on the following:

  . the continued expansion of Internet usage and the number of organizations adopting or expanding intranets and extranets;

  . the ability of network infrastructures to support an increasing number of users and services;

  . the public recognition of the potential threat posed by computer hackers and other unauthorized users; and

  . the continued development of new and improved services for implementation across the Internet, intranets and extranets.

    A decline in the growth of this market could reduce demand for our products, adversely affecting our revenues and results of operations.

A breach of security at one of our customers, whether or not due to our products, could harm our reputation and reduce the demand for our products

    The processes used by computer hackers to access or sabotage networks and intranets are rapidly evolving. A well-publicized actual or perceived breach of network or computer security at one of our customers, regardless of whether such breach is attributable to our products, or any significant advance in techniques for decoding or "cracking" encrypted information, could adversely affect the market's perception of us and our products, and could have an adverse effect on our reputation and the demand for our products.

If our products contain errors or bugs, sales of our products would likely decline

    Our products may contain errors, failures or bugs that our existing testing procedures have not detected. The errors may become evident at any time during the life of our products. The discovery of any errors, failures or bugs in any products may result in:

  . adverse publicity;

  . product returns;

  . the loss or delay of market acceptance of our products; and

  . third-party claims against us.

    Accordingly, the discovery of any errors, failures or bugs would have a significant adverse effect on the sales of our products.

Our revenues may decline if we cannot compete successfully in an intensely competitive market

    We target our products at the rapidly evolving market for e-business security solutions. Many of our current and potential competitors have longer operating histories, greater name recognition, larger installed bases and significantly greater financial, technical, marketing and sales resources than we do. As a result, they may be able to react more quickly to emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products. In addition, certain of our current competitors in particular segments of the security marketplace may in the future broaden or enhance their offerings to provide a more comprehensive solution competing more fully with our functionality.

    Increased competition, as well as consolidation of competitors, could result in lower prices, reduced margins or the failure of our products and services to achieve or maintain market acceptance, any of which could have a serious adverse effect on our business, financial condition and results of operations. See "Business--Competition" for a list of our competitors.

Our business will not be successful if we do not keep up with the rapid changes in our industry

    The emerging market for e-business security products and related services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. To be competitive, we have to continually improve the performance, features and reliability of our products and services, particularly in response to competitive offerings, and be first to market with new products and services or enhancements to existing products and services. Our failure to develop and introduce new products and services successfully on a timely basis and to achieve market acceptance for such products and services could have a significant adverse effect on our business, financial condition and results of operations.

We may have difficulty managing our expanding operations, which could adversely affect our ability to successfully grow our business

    The growth in the size and complexity of our business over the past few years has placed a significant strain on our managerial, operational and financial resources. Our ability to manage future growth, if any, will depend upon our ability to:

  . continue to implement and improve operational, financial and management information systems on a timely basis; and

  . expand, train, motivate and manage our work force.

    Our personnel, systems, procedures and controls may not be adequate to support our operations. The geographic dispersal of our operations, including the separation of our headquarters in Plano, Texas, from our research and development facility in Ottawa, Canada, may make it more difficult to manage our growth.

If we fail to continue to attract and retain qualified personnel, our business may be harmed

    Our future success depends upon our ability to continue to attract and retain highly qualified scientific, technical, sales and managerial personnel. Competition for such personnel is intense, particularly in the field of cryptography, and there can be no assurance that we can retain our key scientific, technical, sales and managerial employees or that we can attract, motivate or retain other highly qualified personnel in the future. If we cannot retain or are unable to hire such key personnel, our business, financial condition and results of operations could be significantly adversely affected.

Future acquisitions or investments could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations

    It is possible, as part of our future growth strategy, that we will from time-to-time acquire or make investments in companies, technologies, product solutions or professional services offerings. With respect to these acquisitions, we would face the difficulties of assimilating personnel and operations from the acquired businesses and the problems of retaining and motivating key personnel from such businesses. In addition, these acquisitions may disrupt our ongoing operations, divert management from day-to-day business, increase our expenses and adversely impact our results of operations. Any future acquisitions would involve certain other risks, including the assumption of additional liabilities, potentially dilutive issuances of equity securities and incurrence of debt. In addition, these types of transactions often result in charges to earnings for such items as amortization of goodwill or in-process research and development expenses.

We face risks associated with our international operations and plans for expansion, which, if not managed properly, could have a significant adverse effect on our business, financial condition or results of operations

    In the future, we may establish additional foreign operations, hire additional personnel and establish relationships with additional partners internationally. This expansion would require significant management attention and financial resources and could have an adverse effect on our business, financial condition and results of operations. Although our international sales currently are primarily denominated in U.S. dollars, we may increasingly denominate sales in foreign currencies in the future. In addition, our international business may be subject to the following risks:

  . difficulties in collecting international accounts receivable;

  . difficulties in obtaining U.S. export licenses, especially for products containing encryption technology;

  . potentially longer payment cycles for customer payments;

  . increased costs associated with maintaining international marketing efforts;

  . introduction of non-tariff barriers and higher duty rates;

  . difficulties in enforcement of contractual obligations and intellectual property rights;

  . difficulties managing personnel and operations in remote locations; and

  . increased complexity in global corporate tax structure.

    Any one of these could significantly and adversely affect our business, financial condition or results of operations.

                      Risks Relating to Legal Uncertainty

If the laws regarding exports of our products further limit or otherwise restrict our business, we could be prohibited from shipping our products to restricted countries, which would result in a loss of revenues

    Some of our products are subject to export controls under laws of the U.S., Canada and other countries. The list of products and countries for which exports are restricted, and the relevant regulatory policies, are likely to be revised from time to time. If we cannot obtain required government approvals under these regulations, we may not be able to sell products abroad or make products available for sale internationally via computer networks such as the Internet. Furthermore, U.S. governmental controls on the exportation of encryption products and technology may in the future restrict our ability to freely export some of our products with the most powerful information security encryption technology. See "Business--Regulatory Matters" for a discussion of our regulatory environment.

We may not be able to protect our intellectual property rights, which could make us less competitive and cause us to lose market share

    Our future success will depend, in part, upon our intellectual property rights and our ability to protect these rights. We rely on a combination of patent, copyright, trademark and trade secret laws, nondisclosure agreements, shrink-wrap licenses and other contractual provisions to establish, maintain and protect our proprietary rights. Despite our efforts to protect our proprietary rights, unauthorized third parties may:

  . copy aspects of our products;

  . obtain and use information that we regard as proprietary; or

  . infringe upon our patents.

    Policing piracy and other unauthorized use of our products is difficult, particularly in international markets and as a result of the growing use of the Internet. In addition, third parties might successfully design around our patents or obtain patents that we would need to license or design around. Finally, the protections we have obtained may not be sufficient because:

  . some courts have held that shrink-wrap licenses, because they are not signed by the licensee, are not enforceable;

  . our trade secrets, confidentiality agreements and patents may not provide meaningful protection of our proprietary information; and

  . we may not seek additional patents on our technology or products and such patents, even if obtained, may not be broad enough to protect our technology or products.

    Our inability or failure to protect our proprietary rights could have a significant adverse effect on our business, financial condition or results of operations.

We have been subject to, and may in the future become subject to, intellectual property infringement claims that could be costly and could result in a diversion of management's attention

    As the number of security products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to claims of infringement or misappropriation of the intellectual property or proprietary rights of others. Surety Technologies, Inc. asserted an unsuccessful patent infringement claim against us in February 1999, and third parties may assert infringement or misappropriation claims against us in the future. Defending or enforcing our intellectual property could be costly and could result in a diversion of management's attention, which could have a significant adverse effect on our business, financial condition or results of operations. A successful claim against us could also have a significant adverse effect on our results of operations for the period in which damages are paid.

We may lose access to technology that we license from outside vendors, which loss could adversely affect our ability to sell our products

    We rely on outside licensors for patent and/or software license rights in encryption technology that is incorporated into and is necessary for the operation of our products. For example, we license encryption technology that is fundamental to our product from RSA Security Inc., which holds a patent for this technology that expires in September 2000. We recently received correspondence from RSA indicating that it believes that, as of November 1999, we were no longer properly licensed to use this patent. While we strongly believe that RSA's assertion is without merit, we cannot assure you of the outcome of our discussions with RSA about this matter. An adverse outcome could subject us to significant additional licensing fees, money damages or other legal relief. In January 2000, RSA filed a complaint against us with respect to this matter but did not serve notice, and subsequently withdrew, the complaint. There can be no assurance that RSA will not institute litigation against us with respect to this matter in the future. In addition, our ability to provide Web server certificates is currently dependent upon a licensing agreement we have with Thawte Consulting (Pty.) of South Africa, whose sale to VeriSign, Inc., one of our primary competitors, is pending. Our success will depend in part on our continued ability to have access to such technologies that are or may become important to the functionality of our products. Any inability to continue to procure or use such technology could have a significant adverse effect on our ability to sell some of our products.

                        Risks Relating to this Offering

Our management may invest or spend the proceeds of this offering in ways which may not benefit the business

    Our management will retain broad discretion to allocate the proceeds of this offering. Management's failure to apply these funds effectively could have an adverse effect on our ability to implement our strategy.

Our stock price is volatile and may continue to be volatile in the future, which could result in substantial losses for investors purchasing shares in this offering

    The trading price of our common stock has been, and is expected to continue to be, highly volatile and may be significantly and adversely affected by factors such as:

  . actual or anticipated fluctuations in our operating results;

  . announcements of technological innovations;

  . new products or new contracts by us or our competitors;

  . developments with respect to patents, copyrights or propriety rights;

  . conditions and trends in the security industry;

  . changes in financial estimates by securities analysts; and

  . general market conditions and other factors.

Nortel Networks will be able to exercise substantial influence over all matters requiring stockholder and board approval and could make decisions about our business that conflict with the interests of other stockholders

    Upon completion of this offering, Nortel Networks Corporation, directly and indirectly through its subsidiary, Nortel Networks Inc., will beneficially own approximately 33.5% of our outstanding voting stock, and two of our eight directors will be representatives of Nortel Networks. Accordingly, Nortel Networks will continue to have the ability to exert significant influence over our affairs, including the election of directors and decisions relating to our strategic and operating activities. This concentration of ownership and board representation may have the effect of delaying or preventing a change in control that other stockholders may find favorable.

Provisions of our charter and bylaws may delay or prevent transactions that are in your best interests

    Our charter and bylaws contain provisions, including a staggered board of directors, that may make it more difficult for a third party to acquire us, or may discourage bids to do so. These provisions could limit the price that investors might be willing to pay for shares of our common stock and could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. Our board of directors also has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of our outstanding voting stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, operations and financial condition. You can identify these statements by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" and similar expressions. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus.

    You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other "forward-looking" information. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment.

    We cannot guarantee any future results, levels of activity, performance or achievements. We undertake no obligation to update any of the forward-looking statements in this prospectus after the date of this prospectus.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds of approximately $91.1 million from our sale of 2,000,000 shares of common stock in this offering, at an assumed public offering price of $47.875 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $105.1 million. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

    We intend to use the net proceeds of this offering for working capital and other general corporate purposes, including product development. We may also use a portion of the net proceeds to acquire or invest in complementary companies, product lines, products or technologies. Except as described below, we do not have any agreements or commitments with respect to any acquisition or investment and we are not involved in any negotiations with respect to any acquisition or investment. We are currently in negotiations to acquire a professional services firm for up to $16.0 million in cash. Any acquisition is subject to the execution of a definitive purchase agreement and customary closing conditions. Pending the use of net proceeds described above, we intend to invest net proceeds in short-term, investment grade, interest-bearing securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Our common stock has been quoted on the Nasdaq National Market under the symbol "ENTU" since August 18, 1998. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the Nasdaq National Market.

                                                                   High   Low
                                                                  ------ ------
   1998
   ----
   Third Quarter (beginning August 18, 1998)..................... $25.13 $12.63
   Fourth Quarter................................................  29.44   9.00
   1999
   ----
   First Quarter................................................. $43.06 $20.63
   Second Quarter................................................  34.00  16.88
   Third Quarter.................................................  34.88  20.13
   Fourth Quarter................................................  70.63  18.31
   2000
   ----
   First Quarter (through January 24, 2000)...................... $64.75 $44.25

    On January 24, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $47.875 per share. As of the close of business on January 24, 2000, we had 110 holders of record of our common stock and one holder of record of our special voting stock.

    We have never declared or paid any cash dividends on our shares of common stock. We intend to retain future earnings, if any, to finance our growth strategy. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, our operating results, our current and anticipated cash needs, restrictions in any future financing agreements and our plans for expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1999:

  . on an actual basis; and

  . on an as adjusted basis to reflect:

    (a) our receipt of the estimated net proceeds from the sale of 2,000,000 shares of common stock, based upon an assumed public offering price of $47.875 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us;

    (b) the issuance of 150,000 shares of common stock upon the exercise of stock options held by certain selling stockholders; and

    (c) the issuance of 5,157,289 shares of common stock upon the surrender of a like number of shares of our special voting stock by Nortel Networks Corporation upon the closing of this offering.

    This information excludes 7,268,653 shares of common stock that were subject to outstanding options, as of December 31, 1999, at a weighted average exercise price of $14.00 per share.

                                                      December 31, 1999
                                                 -------------------------------
                                                    Actual        As Adjusted
                                                 -------------  ----------------
                                                 (in thousands, except share
                                                     and per share data)
Shareholders' equity:
  Preferred stock, $.01 par value; 5,000,000
   shares authorized, no shares issued or
   outstanding.................................. $        --     $        --
  Common stock, $.01 par value; 100,000,000
   shares authorized; 45,203,448 shares issued
   and outstanding, actual; 52,510,737 shares
   issued and outstanding, as adjusted..........           452             526
  Special voting stock, $.01 par value;
   15,000,000 shares authorized; 5,157,289
   shares issued and outstanding, actual; no
   shares issued or outstanding, as adjusted....            52            --
Additional paid-in capital......................       122,883         214,230
Unearned deferred compensation and other........          (974)           (974)
Accumulated deficit.............................       (19,258)        (19,258)
                                                 -------------   -------------
Total shareholders' equity......................       103,155         194,524
                                                 -------------   -------------
  Total capitalization.......................... $     103,155        $194,524
                                                 =============   =============

                            RECENT FINANCIAL RESULTS

    On January 18, 2000, we announced the following unaudited condensed consolidated financial data for the three months and years ended December 31, 1998 and 1999 and as of December 31, 1998 and 1999. In the opinion of management, the unaudited condensed consolidated financial data presented below have been prepared on a basis consistent with our audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations for those periods. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Selected Consolidated Financial Data" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                     Three Months Ended         Year Ended
                                        December 31,           December 31,
                                    ----------------------- -------------------
                                       1998        1999       1998       1999
                                    ----------- ----------- ---------  --------
                                     (in thousands, except per share data)
Statement of Operations:
Revenues:
 License..........................  $   11,133  $   19,426  $  36,773  $ 61,482
 Services and maintenance.........       3,878       6,585     12,215    23,732
                                    ----------  ----------  ---------  --------
 Total revenues...................      15,011      26,011     48,988    85,214
                                    ----------  ----------  ---------  --------
Cost of revenues:
 License..........................         666         874      1,985     2,286
 Services and maintenance.........       2,348       3,540      7,546    13,016
                                    ----------  ----------  ---------  --------
 Total cost of revenues...........       3,014       4,414      9,531    15,302
                                    ----------  ----------  ---------  --------
Gross profit:
 License..........................      10,467      18,552     34,788    59,196
 Services and maintenance.........       1,530       3,045      4,669    10,716
                                    ----------  ----------  ---------  --------
 Total gross profit...............      11,997      21,597     39,457    69,912
                                    ----------  ----------  ---------  --------
Operating expenses:
 Sales and marketing..............       8,464      12,043     26,802    40,900
 Research and development.........       3,814       4,494     12,840    16,605
 General and administrative.......       1,419       2,383      5,046     7,752
 Acquired in-process R&D and
  goodwill amortization...........         178         178     20,564       712
                                    ----------  ----------  ---------  --------
 Total operating expenses.........      13,875      19,098     65,252    65,969
                                    ----------  ----------  ---------  --------
Income (loss) from operations.....      (1,878)      2,499    (25,795)    3,943
Interest income...................       1,073       1,043      1,807     3,776
                                    ----------  ----------  ---------  --------
Income (loss) before income
 taxes............................        (805)      3,542    (23,988)    7,719
(Provision) benefit for income
 taxes............................         --         (873)       160    (1,800)
                                    ----------  ----------  ---------  --------
Net income (loss).................  $     (805) $    2,669  $ (23,828) $  5,919
                                    ==========  ==========  =========  ========
Net income (loss) per share
 Basic............................  $    (0.02) $     0.06  $   (0.68) $   0.13
 Diluted..........................  $    (0.02) $     0.05  $   (0.68) $   0.11
Weighted average common shares
 used in per share computation:
 Basic............................      42,491      44,876     35,255    43,847
 Diluted..........................      42,491      55,416     35,255    54,803

                                                               December 31,
                                                             -----------------
                                                               1998     1999
                                                             -------- --------
                                                              (in thousands)
Balance Sheet Data:
Assets
Cash and marketable investments............................. $ 81,067 $ 89,271
Accounts receivable, net of allowance for doubtful
 accounts...................................................   14,013   21,817
Other current assets........................................    3,096    4,195
Long-term marketable investment.............................      --     2,405
Property and equipment, net.................................    4,874    6,904
Other long-term assets......................................    4,779    5,928
                                                             -------- --------
 Total assets............................................... $107,829 $130,520
                                                             ======== ========
Liabilities And Shareholders' Equity
Accounts payable and accruals............................... $ 12,211 $ 15,805
Deferred income.............................................    7,791   10,761
Due to related party........................................      768      799
                                                             -------- --------
 Total liabilities..........................................   20,770   27,365
Shareholders' equity........................................   87,059  103,155
                                                             -------- --------
 Total liabilities and shareholders' equity................. $107,829 $130,520
                                                             ======== ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below for the years ended December 31, 1996, 1997 and 1998 and as of December 31, 1997 and 1998 are derived from our consolidated financial statements, which appear elsewhere in this prospectus, and which have been audited by Deloitte & Touche LLP. The selected consolidated financial data set forth below for the years ended December 31, 1994 and 1995 and as of December 31, 1994, 1995 and 1996 are derived from our audited consolidated financial statements, which are not included in this prospectus. The selected consolidated financial data for the nine months ended September 30, 1998 and 1999 are derived from our unaudited consolidated financial statements which appear elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations for those periods. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Recent Financial Results" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                                    Nine Months Ended
                                 Year Ended December 31,              September 30,
                          ----------------------------------------  -------------------
                           1994   1995     1996   1997      1998      1998       1999
                          ------ -------  ------ -------  --------  ---------  --------
                                    (in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
 License................  $1,194 $ 1,845  $8,689 $16,486  $ 36,773  $  25,640  $ 42,056
 Services and
  maintenance...........   2,687   2,128   4,113   8,520    12,215      8,337    17,147
                          ------ -------  ------ -------  --------  ---------  --------
 Total revenues.........   3,881   3,973  12,802  25,006    48,988     33,977    59,203
                          ------ -------  ------ -------  --------  ---------  --------
Cost of revenues:
 License................       6      34     393     502     1,985      1,319     1,412
 Services and
  maintenance...........   1,179     950   3,157   4,414     7,546      5,198     9,476
                          ------ -------  ------ -------  --------  ---------  --------
 Total cost of
  revenues..............   1,185     984   3,550   4,916     9,531      6,517    10,888
                          ------ -------  ------ -------  --------  ---------  --------
Gross profit............   2,696   2,989   9,252  20,090    39,457     27,460    48,315
                          ------ -------  ------ -------  --------  ---------  --------
Operating expenses:
 Sales and marketing....   1,083   1,914   3,858  11,193    26,802     18,338    28,857
 Research and
  development...........     898   2,287   2,874   5,692    12,840      9,026    12,111
 General and
  administrative........     688   1,212   2,464   3,695     5,046      3,627     5,369
 Acquired in-process R&D
  and goodwill
  amortization..........     --      --      --      --     20,564     20,386       534
                          ------ -------  ------ -------  --------  ---------  --------
 Total operating
  expenses..............   2,669   5,413   9,196  20,580    65,252     51,377    46,871
                          ------ -------  ------ -------  --------  ---------  --------
Income (loss) from
 operations.............      27  (2,424)     56    (490)  (25,795)   (23,917)    1,444
Interest income.........     --      --      --      723     1,807        734     2,733
                          ------ -------  ------ -------  --------  ---------  --------
Income (loss) before
 income taxes...........      27  (2,424)     56     233   (23,988)   (23,183)    4,177
(Provision) benefit for
 income taxes...........     111     301     331     281       160        160      (927)
                          ------ -------  ------ -------  --------  ---------  --------
Net income (loss).......  $  138 $(2,123) $  387 $   514  $(23,828) $ (23,023) $  3,250
                          ====== =======  ====== =======  ========  =========  ========
Net income (loss) per
 basic share............                         $  0.02  $  (0.68) $   (0.70) $   0.07
Net income (loss) per
 diluted share..........                         $  0.01  $  (0.68) $   (0.70) $   0.06
Shares used in basic per
 share computation......                          30,700    35,255     32,843    43,504
Shares used in diluted
 per share computation..                          41,743    35,255     32,843    54,598

                                      December 31,
                         --------------------------------------- September 30,
                          1994   1995   1996     1997     1998       1999
                         ------ ------ -------  ------- -------- -------------
                                            (in thousands)
Balance Sheet Data:
Cash, cash equivalents
 and short-term
 investments............    --     --      --   $12,638 $ 81,067   $ 85,252
Working capital
 (deficit).............. $1,831 $1,016 $(1,186)  13,707   77,438     83,798
Total assets............  2,231  2,190   3,687   24,757  107,829    122,176
Shareholders' equity
 (deficit)..............  2,095  1,672     (60)  14,662   87,059     97,478

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

    We are the leading global provider of PKI products and services to e-businesses and other organizations. We are committed to enabling businesses to conduct e-commerce securely, ensuring they benefit from increased service efficiency, technology cost savings and the confidence associated with trusted e-business technologies. Our products and services enable organizations and their partners to manage trusted, secure electronic transactions and communications over today's advanced networks, including intranets, extranets and the Internet.

    We were originally established in January 1994 as the Secure Networks group of Nortel Networks Corporation to pursue the development and sale of PKI products. During December 1996, Nortel Networks restructured its Secure Networks group by incorporating Entrust Technologies Inc. in Maryland and Entrust Technologies Limited in Ontario, Canada. As a result of the restructuring and concurrent private placement, the assets and business of the Secure Networks group were transferred to the newly incorporated companies, and Entrust Technologies Inc. became a majority-owned subsidiary of Nortel Networks and Entrust Technologies Limited became a majority-owned subsidiary of Entrust Technologies Inc. In 1998, Entrust Technologies (UK) Limited was incorporated in the United Kingdom as a wholly owned subsidiary of Entrust Technologies Inc. In June 1998, we acquired 100% ownership of r3 Security Engineering AG, a professional services organization specializing in electronic security consulting, located in Switzerland. We completed our initial public offering of common stock in August 1998. In 1999, we incorporated two additional, wholly owned European subsidiaries, Entrust Technologies GmbH in Germany and Entrust Technologies S.A.R.L. in France. Additionally, at the end of November 1999, we reorganized our r3 business in Switzerland and formed Entrust Technologies (Switzerland) Ltd. Liab. Co.

    We recognize revenues in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position 97-2 "Software Revenue Recognition". We generate revenues primarily from licensing the rights to our software products to end users and, to a lesser extent, from sublicense fees from resellers. We also generate revenues from consulting, training and post-contract support, or maintenance, performed for customers who license our products.

    Accordingly, revenues from perpetual software license agreements are recognized as revenues upon receipt of an executed license agreement, or an unconditional order under an existing license agreement, and shipment of the software, if there are no significant remaining vendor obligations, collection of the receivable is probable and payment is due within twelve months.

    Revenues from maintenance services are recognized ratably over the term of the maintenance period, which is typically one year. If maintenance services are included free of charge or discounted in a license agreement, such amounts are unbundled from the license fee at their fair market value based upon the value established by independent sales of such maintenance services to other customers. Revenues from the sale of Web server certificates by Entrust.net, our certification authority service, are also recognized ratably over the term of the certificate, which is typically one to two years.

    Consulting and training revenues are generally recognized as the services are performed. Consulting services are typically performed under separate service agreements and are usually performed on a time and materials basis. Such services primarily consist of implementation services related to the installation and deployment of our products and do not include significant customization or development of the underlying software code.

    We use the percentage of completion method to account for large custom development contracts. Under this method, we recognize revenues and profit as the work on the contract progresses. Revenues are recognized by applying the percentage of the total cost incurred to date divided by the total estimated contract cost to the total contract value, and any projected loss is recognized immediately. The project cost estimates in each case are reviewed on a regular basis.

Results Of Operations

    The following table sets forth certain statement of operations data expressed as a percentage of total revenues for the periods indicated:

                                                            Nine Months Ended
                                Year Ended December 31,       September 30,
                                --------------------------  -------------------
                                 1996     1997      1998      1998       1999
                                -------  -------  --------  ---------  --------
Revenues:
  License.....................     67.9%    65.9%     75.1%      75.5%     71.0%
  Services and maintenance....     32.1     34.1      24.9       24.5      29.0
                                -------  -------  --------  ---------  --------
    Total revenues............    100.0    100.0     100.0      100.0     100.0
                                -------  -------  --------  ---------  --------
Cost of revenues:
  License.....................      3.0      2.0       4.1        3.9       2.4
  Services and maintenance....     24.7     17.7      15.4       15.3      16.0
                                -------  -------  --------  ---------  --------
    Total cost of revenues....     27.7     19.7      19.5       19.2      18.4
                                -------  -------  --------  ---------  --------
Gross profit..................     72.3     80.3      80.5       80.8      81.6
                                -------  -------  --------  ---------  --------
Operating expenses:
  Sales and marketing.........     30.1     44.8      54.7       54.0      48.7
  Research and development....     22.4     22.7      26.2       26.5      20.5
  General and administrative..     19.3     14.7      10.3       10.7       9.1
  Acquired in-process research
   and development and
   goodwill amortization......      --       --       42.0       60.0       0.9
                                -------  -------  --------  ---------  --------
    Total operating expenses..     71.8     82.2     133.2      151.2      79.2
                                -------  -------  --------  ---------  --------
Income (loss) from
 operations...................      0.5     (1.9)    (52.7)     (70.4)      2.4
Interest income...............      --       2.9       3.7        2.2       4.6
                                -------  -------  --------  ---------  --------
Income (loss) before income
 taxes........................      0.5      1.0     (49.0)     (68.2)      7.0
(Provision) benefit for income
 taxes........................      2.5      1.1       0.3        0.5      (1.5)
                                -------  -------  --------  ---------  --------
Net income (loss).............      3.0%     2.1%   (48.7)%    (67.7)%      5.5%
                                =======  =======  ========  =========  ========

Nine Months Ended September 30, 1998 and 1999

  Revenues

    Total Revenues. Total revenues increased 74% from $34.0 million for the nine months ended September 30, 1998 to $59.2 million for the nine months ended September 30, 1999. Total revenues derived from North America increased 94% from $26.1 million for the nine months ended September 30, 1998 to $50.7 million for the nine months ended September 30, 1999, while total revenues derived from outside of North America increased 8% from $7.9 million for the nine months ended September 30, 1998 to $8.5 million for the nine months ended September 30, 1999. Although the majority of the overall growth in total revenues in 1999 has been experienced in North America, we have also focused on growing our revenue base internationally, particularly in Europe and Asia. However, the level of non-North American revenues has fluctuated from period to period and is expected to continue that trend in the foreseeable future.

    License Revenues. License revenues increased 64% from $25.6 million for the nine months ended September 30, 1998 to $42.1 million for the nine months ended September 30, 1999, representing 76% and 71% of total revenues in the respective periods. The increase in license revenues in absolute dollars was primarily due to:

  . increasing market awareness and acceptance of our product offerings;

  . continued enhancement and increasing breadth of our product offerings;

  . expansion of our sales and marketing organization; and

  . sales to new industry segments.

    The decrease in license revenues as a percentage of total revenues was primarily a result of the increasing support revenue stream and increased demand for consulting services.

    Services and Maintenance Revenues. Services and maintenance revenues increased 106% from $8.3 million for the nine months ended September 30, 1998 to $17.1 million for the nine months ended September 30, 1999, representing 25% and 29% of total revenues in the respective periods. Services and maintenance revenues have continued to increase in absolute dollars and as a percentage of total revenues as our installed customer base has grown and as these customers continue to renew their maintenance agreements. In addition, our increasing customer base has resulted in an acceleration of demand for consulting services to assist these customers as they deploy our solutions. We continue to focus on building our relationships with outside service providers to ensure that we have adequate resources available to meet the demand of our customers.

  Cost of Revenues

    Cost of License Revenues. Cost of license revenues consists primarily of costs associated with product media, documentation, packaging and royalties to third-party software vendors. Cost of license revenues increased from $1.3 million for the nine months ended September 30, 1998 to $1.4 million for the nine months ended September 30, 1999, representing 4% and 2% of total revenues for the respective periods. While the cost of license revenues was relatively flat for the first nine months of 1999 compared to the first nine months of 1998, the decrease in cost of license revenues as a percentage of total revenues for the nine months ended September 30, 1999 was primarily the result of a shift in the mix of third-party software vendor products sold in the first three quarters of 1999 compared to the same period in 1998. The mix of third-party products may vary from period to period and our gross margins and, consequently, our results of operations could be adversely affected.

    Cost of Services and Maintenance Revenues. Cost of services and maintenance revenues consists primarily of personnel costs associated with customer support, training and consulting services, as well as amounts paid to third-party consulting firms for those services. Cost of services and maintenance revenues increased 83% from $5.2 million for the nine months ended September 30, 1998 to $9.5 million for the nine months ended September 30, 1999, representing 15% and 16% of total revenues for the respective periods. The increase in costs in absolute dollars and as a percentage of total revenues during the nine months ended September 30, 1999 reflected the increased costs associated with the increased levels of services and maintenance revenues experienced during the period.

    The gross margin with respect to services and maintenance revenues was 38% and 45% for the nine months ended September 30, 1998 and 1999, respectively. This increase in the services and maintenance margin reflected the shift in the mix of services revenue toward higher-margin maintenance revenues. In addition, the services personnel hired in 1998 were achieving higher productivity levels.

  Operating Expenses

    Sales and Marketing. Sales and marketing expenses increased from $18.3 million for the nine months ended September 30, 1998 to $28.9 million for the comparable period in 1999. Sales and marketing expenses represented 54% of total revenues for the nine months ended September 30, 1998, compared to 49% for the comparable period in 1999. The increase in absolute dollars was primarily the result of costs associated with the expansion of our sales and marketing organization, both domestically and internationally, as well as significant investments in marketing during the first three quarters of 1999 as we launched a number of new products and marketing programs. We have continued our strategy of (a) investing in hiring and training our direct sales organization in anticipation of future market growth, and (b) investing in marketing efforts in support of new product launches. Failure of these investments to generate future revenues could have a significant adverse effect on our operations. The decrease as a percentage of total revenues reflects the higher revenue base as well as improvements achieved in productivity of sales and marketing personnel and efficiencies gained in the related processes.

    Research and Development. Research and development expenses increased from $9.0 million for the nine months ended September 30, 1998 to $12.1 million for the comparable period in 1999. Research and development expenses represented 27% of total revenues for the nine months ended September 30, 1998, compared to 21% for the comparable period in 1999. The increased investment in research and development expenses in absolute dollars reflects expenses related to increased staffing of software developers. These employees were added primarily in the second half of 1998 in connection with the continuing expansion and enhancement of our product offerings and our commitment to quality assurance and testing, and as a result of our acquisition of r3 Security Engineering AG in June 1998. The investment in research and development as a percentage of total revenues decreased for the nine months ended September 30, 1999 compared to the same period in 1998, as a result of growth of revenues outpacing our expansion of the development team in 1999. However, we believe that we must continue to invest in research and development in order to maintain our technological leadership position and, thus, expect research and development expenses to continue to increase in absolute dollars as we hire additional experienced security experts and software engineers.

    In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed", we have evaluated the establishment of technological feasibility of our various products during the development phase. The time period during which costs could be capitalized from the point of reaching technological feasibility, which has been defined as development of a beta model, until the time of general product release is very short and, consequently, the amounts that could be capitalized are not material to our financial position or results of operations. Therefore, we charged all product development expenses to operations in the period incurred.

    General and Administrative. General and administrative expenses increased from $3.6 million for the nine months ended September 30, 1998 to $5.4 million for the comparable period in 1999. General and administrative expenses represented 11% of total revenues for the nine months ended September 30, 1998, compared to 9% for the comparable period in 1999. The increase in general and administrative expenses in absolute dollars reflected our continued investment in increased staffing and related expenses for the enhancement of the infrastructure necessary to support our growing business, including improved management information systems and the increased utilization of outside professional service firms. The decrease as a percentage of total revenues reflected efficiencies gained throughout our administrative processes as we have grown as a company.

    Acquired In-process Research and Development and Goodwill Amortization. On June 8, 1998, we completed the acquisition of r3, a company based in Zurich, Switzerland, which provides consulting, applied research and product development services related to commercial security and encryption solutions. In connection with the acquisition in 1998, an appraisal was done of the intangible assets, resulting in $20.2 million of the purchase price being allocated to in-process research and development that had not yet reached technological feasibility and had no alternative future use. This in-process research and development was expensed in the nine months ended September 30, 1998. We recorded $534,000 of amortization with respect to the goodwill that arose as a result of this acquisition in the nine months ended September 30, 1999, compared to $178,000 for the nine months ended September 30, 1998.

  Interest Income

    Interest income increased from $734,000 for the nine months ended September 30, 1998 to $2.7 million for the comparable period in 1999. This increase reflects the investment income earned on the net proceeds of our initial public offering in August 1998 and on cash provided by operations in 1999.

  Provision for Income Taxes

    We recorded an income tax provision of $927,000 for the nine months ended September 30, 1999 compared with an income tax benefit of $160,000 recognized for the nine months ended September 30, 1998. We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109. Accordingly, the effective income tax rates differed from statutory rates due to an adjustment to the valuation allowance for net operating loss carryforwards from prior periods in the first three quarters of 1999, which resulted in a tax provision of $927,000 for the nine months ended September 30, 1999. For the nine months ended September 30, 1998, the tax benefit of $160,000 arose primarily from Canadian research and development tax credits.

  Years Ended December 31, 1996, 1997 and 1998

  Revenues

    Total Revenues. Total revenues increased 95% from $12.8 million in 1996 to $25.0 million in 1997 and increased 96% to $49.0 million in 1998. Geographically, revenues derived from sales outside North America accounted for 4%, 5% and 23% of total revenues for the years ended December 31, 1996, 1997 and 1998, respectively. We invested significantly in expanding our international operations in 1998 through the acquisition of r3, the formation of Entrust Japan, and the hiring of additional sales and marketing personnel. In 1996, three customers accounted for an aggregate of 64% of revenues for that year, and individually these customers accounted for 29%, 20% and 15% of revenues, respectively. In 1997, three customers individually accounted for 19%, 12% and 11% of revenues, respectively. In 1998, no single customer accounted for 10% or more of total revenues.

    License Revenues. License revenues increased 90% from $8.7 million in 1996 to $16.5 million in 1997 and increased 123% to $36.8 million in 1998, representing 68%, 66% and 75% of total revenues in the respective years. The increase in license revenues in absolute dollars was primarily due to increasing market awareness and acceptance of our product offerings, additional product development and increased sales and marketing activities. The increase in license revenues as a percentage of total revenues reflected our continued focus on the product side of the business and the increased use of third-party consulting firms and systems integrators to provide implementation services to our customers.

    Services and Maintenance Revenues. Services and maintenance revenues increased 107% from $4.1 million in 1996 to $8.5 million in 1997 and increased 44% to $12.2 million in 1998, representing 32%, 34% and 25% of total revenues in the respective periods. The increase in services and maintenance revenues was primarily the result of an increase in demand for consulting services and customer support, and increases in maintenance revenues from a larger installed product base. The decrease in services and maintenance revenues as a percentage of total revenues from 1997 to 1998 was largely due to our focus on building the product side of the business and building successful partnering relationships with third-party service providers to provide services to customers.

  Cost of Revenues

    Cost of License Revenues. Cost of license revenues was $393,000 in 1996, $502,000 in 1997, and $2.0 million in 1998, representing 3%, 2% and 4% of total revenues for the respective years. The increase in cost of license revenues in absolute dollars and as a percentage of revenues for 1998 and 1997 was primarily a result of higher royalty fees paid to third-party software vendors. We incorporated a higher level of third-party software in our products in 1998.

    Cost of Services and Maintenance Revenues. Cost of services and maintenance revenues was $3.2 million in 1996, $4.4 million in 1997 and $7.5 million in 1998, representing 25%, 18% and 15% of total revenues for the respective years. The increase in absolute dollars reflects the increased costs associated with the higher levels of services and maintenance revenues during 1998 and 1997. The decrease as a percentage of total revenues was primarily a result of license revenues growing more rapidly than service and maintenance revenues. The higher percentage of cost of services and maintenance revenues as a percentage of total cost of revenues in 1997 and 1996 (79% in 1998 compared to 90% in 1997 and 89% in 1996) reflected the cost of hardware components related to system integration arrangements during those years. We did not have a significant hardware component of our system integration arrangements in 1998.

    Services and maintenance gross profit as a percentage of services and maintenance revenues was 48% in 1997 and 38% for 1998. This decrease in the services and maintenance margin reflected the investment made during 1998 in expanding our customer support organization to support the growing customer base and the impact on productivity related to the integration of the r3 consulting organization during the third and fourth quarters of 1998. Also, investments were made in building our consulting organization in order to prepare for expected future increases in demand for these services.

  Operating Expenses

    Sales and Marketing. Sales and marketing expenses increased from $3.9 million in 1996 to $11.2 million in 1997 and $26.8 million in 1998, representing 30%, 45% and 55% of total revenues in the respective periods. These increases in absolute dollars and as a percentage of total revenues were primarily the result of costs associated with the expansion of our sales and marketing organization to support increased revenue targets, both domestically and internationally. We have continued our strategy of investing in hiring and training our direct sales organization in anticipation of future market growth, and investing in marketing efforts in support of new products launches.

Failure of these investments to generate future revenues could have a significant adverse effect on our operations.

    Research and Development. Research and development expenses increased from $2.9 million in 1996 to $5.7 million in 1997 and $12.8 million in 1998, representing 22%, 23% and 26% of total revenues in the respective periods. The increased investment in research and development expenses in absolute dollars and as a percentage of total revenues in 1997 and 1998 primarily reflected higher expenses related to increased staffing of software engineers and contractors. These employees were added in connection with the continuing expansion and enhancement of our product offerings and our commitment to quality assurance and testing. In addition, the acquisition of r3 in June 1998 increased the size of our global research and development team.

    General and Administrative. General and administrative expenses increased from $2.5 million in 1996 to $3.7 million in 1997 and $5.0 million in 1998, representing 19%, 15% and 10% of total revenues in the respective periods. The increase in general and administrative expenses in absolute dollars reflected our continued investment in increased staffing and related expenses to enhance the infrastructure required to support our growth, including investor relation programs, improved management information systems and support and outside professional service firms.

    Acquired In-process Research and Development and Goodwill Amortization. On June 8, 1998, we completed the acquisition of r3, a company based in Zurich, Switzerland that provides consulting, applied research and product development services related to commercial security and encryption solutions. Pursuant to the share purchase agreements dated May 30, 1998, entered into between us and the shareholders of r3, we agreed to acquire all the outstanding shares of r3 in exchange for an aggregate of 1,167,288 shares of our common stock and cash consideration of approximately $4.4 million. This acquisition was recorded under the purchase method of accounting, and, therefore, the results of operations of r3 and the fair value of the acquired assets and liabilities are included in our financial statements beginning on the acquisition date. Upon consummation of the acquisition, r3 became a wholly owned subsidiary of Entrust Technologies Inc.

    In connection with the acquisition, we obtained an appraisal of the intangible assets, which resulted in $20.2 million of the purchase price being allocated to in-process research and development that had not yet reached technological feasibility and had no alternative future use, which was expensed in the year ended December 31, 1998. In addition, $356,000 of amortization had been recorded with respect to the goodwill that arose as a result of this acquisition in 1998.

  Interest Income

    Interest income increased to $723,000 in 1997 and $1.8 million in 1998, representing 3% and 4% of total revenues in the respective periods. Interest income was not significant in 1996. The increase in interest income in 1998 reflected the interest earned on the net proceeds of the initial public offering in August 1998, while the increase in interest income in 1997 represented interest earned on the net proceeds of the private placement of shares in January 1997.

  Provision for Income Taxes

    We recorded income tax benefits of $331,000, $281,000 and $160,000 in 1996, 1997 and 1998, respectively. Income taxes are accounted for in accordance with Statement of Accounting Standards No. 109. The effective income tax rates differed from the statutory rates primarily due to the impact of the Canadian research and development tax credits claimed.

Quarterly Results of Operations

    Our quarterly operating results have varied substantially in the past and are likely to vary substantially from quarter to quarter in the future due to a variety of factors. In particular, our period-to-period operating results are significantly dependent upon the completion date of large license agreements. In this regard, the purchase of our products often requires a significant capital investment which customers may view as a discretionary cost and, therefore, a purchase that can be deferred or canceled due to budgetary or other business reasons. Estimating future revenues is also difficult because we ship our products soon after an order is received and, therefore, we do not have a significant backlog. Thus, quarterly license revenues are heavily dependent upon orders received and shipped within the same quarter. Moreover, we have generally recorded a significant portion of our total quarterly revenues in the third month of a quarter, with a concentration of these revenues in the last half of that third month. This concentration of revenues is influenced by customer tendencies to make significant capital expenditures at the end of a fiscal quarter. We expect these revenue patterns to continue for the foreseeable future. In addition, quarterly license revenues are dependent on the timing of revenue recognition, which can be affected by many factors, including the timing of customer installations and acceptance. In this regard, we have from time to time experienced delays in recognizing revenues with respect to certain orders. In any period a significant portion of our revenue may be derived from large sales to a limited number of customers. Despite the uncertainties in its revenue patterns, our operating expenses are based upon anticipated revenue levels and such expenses are incurred on an approximately ratable basis throughout the quarter. As a result, if expected revenues are delayed or otherwise not realized in a quarter for any reason, our business, operating results and financial condition would be adversely affected in a significant way.

    The following tables set forth certain unaudited consolidated quarterly statement of operations data for the eight quarters ended December 31, 1999, as well as such data expressed as a percentage of our total revenues for the periods indicated. These data have been derived from unaudited consolidated financial statements that, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                        Quarter Ended
                          -----------------------------------------------------------------------------
                          Mar. 31, June 30,  Sept. 30, Dec. 31,  Mar. 31,  June 30,  Sept. 30, Dec. 31,
                            1998     1998      1998      1998      1999      1999      1999      1999
                          -------- --------  --------- --------  --------  --------  --------- --------
                                            (in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
 License................   $7,681  $  8,164   $ 9,795  $11,133   $11,626   $13,915    $16,515  $19,426
 Services and
  maintenance...........    2,243     2,850     3,244    3,878     5,199     5,840      6,108    6,585
                           ------  --------   -------  -------   -------   -------    -------  -------
 Total revenues.........    9,924    11,014    13,039   15,011    16,825    19,755     22,623   26,011
                           ------  --------   -------  -------   -------   -------    -------  -------
Cost of revenues:
 License................      342       470       507      666       395       414        603      874
 Services and
  maintenance...........    1,478     1,620     2,100    2,348     2,847     3,244      3,385    3,540
                           ------  --------   -------  -------   -------   -------    -------  -------
 Total cost of
  revenues..............    1,820     2,090     2,607    3,014     3,242     3,658      3,988    4,414
                           ------  --------   -------  -------   -------   -------    -------  -------
Gross profit............    8,104     8,924    10,432   11,997    13,583    16,097     18,635   21,597
                           ------  --------   -------  -------   -------   -------    -------  -------
Operating expenses:
 Sales and marketing....    4,936     6,072     7,330    8,464     8,610     9,769     10,478   12,043
 Research and
  development...........    2,285     3,072     3,669    3,814     3,881     4,005      4,225    4,494
 General and
  administrative........    1,064     1,207     1,356    1,419     1,494     1,882      1,993    2,383
 Acquired in-process R&D
  and goodwill
  amortization..........      --     20,208       178      178       178       178        178      178
                           ------  --------   -------  -------   -------   -------    -------  -------
 Total operating
  expenses..............    8,285    30,559    12,533   13,875    14,163    15,834     16,874   19,098
                           ------  --------   -------  -------   -------   -------    -------  -------
Income (loss) from
 operations.............     (181)  (21,635)   (2,101)  (1,878)     (580)      263      1,761    2,499
Interest income.........      146        71       517    1,073       914       853        966    1,043
                           ------  --------   -------  -------   -------   -------    -------  -------
Income (loss) before
 income taxes...........      (35)  (21,564)   (1,584)    (805)      334     1,116      2,727    3,542
(Provision) benefit for
 income taxes...........      160       --        --       --        --       (245)      (682)    (873)
                           ------  --------   -------  -------   -------   -------    -------  -------
Net income (loss).......   $  125  $(21,564)  $(1,584) $  (805)  $   334   $   871    $ 2,045  $ 2,669
                           ======  ========   =======  =======   =======   =======    =======  =======
Net income (loss) per
 share
 Basic..................   $  --   $  (0.70)  $ (0.04) $ (0.02)  $  0.01   $  0.02    $  0.05  $  0.06
                           ======  ========   =======  =======   =======   =======    =======  =======
 Diluted................   $  --   $  (0.70)  $ (0.04) $ (0.02)  $  0.01   $  0.02    $  0.04  $  0.05
                           ======  ========   =======  =======   =======   =======    =======  =======
Shares used in per share
 computation
 Basic..................   30,700    30,997    36,830   42,491    42,910    43,496     44,106   44,876
                           ======  ========   =======  =======   =======   =======    =======  =======
 Diluted................   45,231    30,997    36,830   42,491    54,642    54,463     54,690   55,416
                           ======  ========   =======  =======   =======   =======    =======  =======

                                                        Quarter Ended
                          -------------------------------------------------------------------------
                          Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31,
                            1998     1998     1998      1998     1999     1999     1999      1999
                          -------- -------- --------- -------- -------- -------- --------- --------
Statement of Operations
 Data:
Revenues:
 License................    77.4%    74.1%     75.1%    74.1%    69.1%    70.4%     73.0%    74.7%
 Services and
  maintenance...........    22.6     25.9      24.9     25.9     30.9     29.6      27.0     25.3
                           -----    -----    ------    -----    -----    -----     -----    -----
 Total revenues.........   100.0    100.0     100.0    100.0    100.0    100.0     100.0    100.0
Cost of revenues:
 License................     3.4      4.3       3.9      4.4      2.4      2.1       2.7      3.4
 Services and
  maintenance...........    14.9     14.7      16.1     15.6     16.9     16.4      14.9     13.6
                           -----    -----    ------    -----    -----    -----     -----    -----
 Total cost of
  revenues..............    18.3     19.0      20.0     20.0     19.3     18.5      17.6     17.0
                           -----    -----    ------    -----    -----    -----     -----    -----
Gross profit............    81.7     81.0      80.0     80.0     80.7     81.5      82.4     83.0
                           -----    -----    ------    -----    -----    -----     -----    -----
Operating expenses:
 Sales and marketing....    49.8     55.1      56.2     56.4     51.2     49.5      46.3     46.3
 Research and
  development...........    23.0     27.9      28.1     25.4     23.0     20.3      18.7     17.3
 General and
  administrative........    10.7     11.0      10.4      9.5      8.9      9.5       8.8      9.1
 Acquired in-process R&D
  and goodwill
  amortization..........     --     183.5       1.4      1.2      1.0      0.9       0.8      0.7
                           -----    -----    ------    -----    -----    -----     -----    -----
 Total operating
  expenses..............    83.5    277.5      96.1     92.5     84.1     80.2      74.6     73.4
                           -----    -----    ------    -----    -----    -----     -----    -----
Income (loss) from
 operations.............    (1.8)       *     (16.1)   (12.5)    (3.4)     1.3       7.8      9.6
Interest income.........     1.5      0.6       4.0      7.1      5.4      4.3       4.2      4.0
                           -----    -----    ------    -----    -----    -----     -----    -----
Income (loss) before
 income taxes...........    (0.3)       *     (12.1)    (5.4)     2.0      5.6      12.0     13.6
(Provision) benefit for
 income taxes...........     1.6      --        --       --       --      (1.2)     (3.0)    (3.4)
                           -----    -----    ------    -----    -----    -----     -----    -----
Net income (loss).......     1.3%       *    (12.1)%   (5.4)%     2.0%     4.4%      9.0%    10.2%
                           =====    =====    ======    =====    =====    =====     =====    =====

--------
*Not meaningful

    On January 18, 2000, we announced our results for the fourth quarter and twelve months ended December 31, 1999.

    Revenues for the fourth quarter of 1999 increased to $26.0 million from $15.0 million for the fourth quarter of 1998, an overall increase of 73%. License revenues of $19.4 million in the fourth quarter of 1999 increased by 75% from $11.1 million during the comparable period in 1998. Services and maintenance revenues in the fourth quarter of 1999 increased to $6.6 million from $3.9 million for the comparable period in 1998, an increase of 69%. Net income for the fourth quarter of 1999 was $2.7 million, representing $0.05 per diluted share. The $0.05 per share compares to a net loss of $(805,000), representing a net loss of $(0.02) per basic share in the fourth quarter of 1998.

    Total 1999 revenues of $85.2 million increased by 74% from $49.0 million in 1998. License revenues increased by 67% to $61.5 million in 1999, compared with $36.8 million for 1998. Services and maintenance revenues in 1999 increased by 94% to $23.7 million, compared with $12.2 million for 1998. Net income of $5.9 million for 1999 generated $0.11 per diluted share, compared to a net loss of $(3.6 million), or $(0.10) per basic share, for 1998, which excludes acquired in-process research and development write-offs. Including the $20.2 million of acquired in-process research and development write-offs, the 1998 net loss increased to $(23.8 million), resulting in a net loss of $(0.68) per basic share. In 1999, revenues from our three largest customers totaled 31% of revenues, with the largest customer accounting for 23% of revenues.

Liquidity and Capital Resources

    We generated cash of $4.2 million from operating activities during the nine months ended September 30, 1999. This cash inflow was primarily a result of an increase in accrued liabilities and deferred income and the net income achieved over the period. These inflows were partially offset by cash outflows relating to an increase in accounts receivable, prepaid expenses, and a decrease in accounts payable. Our average days sales outstanding for the quarter ended September 30, 1999 was 72 days, which represents an increase over the 58 days that we reported for the second quarter, but a reduction over the 84 days we reported in the three quarters previous to that. The overall decrease in days sales outstanding from the first quarter of 1999 reflects the improved collection efforts over the quarters and the quality of our relationships with our customers. For purposes of calculating average days sales outstanding, we divide ending accounts receivable by the current quarter's revenues and multiply this amount by 90 days. The level of accounts receivable at each quarter end will be affected by the concentration of revenues in the final weeks of each quarter and may be negatively affected by expanded international revenues in relation to total revenues as licenses to international customers often have longer payment terms.

    During the nine months ended September 30, 1999, cash from investing activities of $5.5 million was provided by the reduction of our short-term investments by $10.2 million, net of $87.6 million of short-term investment purchases, offset by investments of $3.1 million in property and equipment and $1.5 million in goodwill and other long-term assets. The property and equipment investments primarily took the form of computer hardware and leasehold improvements to support our growing organization.

    Cash provided by financing activities for the nine months ended September 30, 1999 was $7.0 million, primarily due to the exercise of employee stock options and the sale of shares under our employee stock purchase plan.

    As of September 30, 1999, our cash and short-term investments in the amount of $85.3 million comprised our principal sources of liquidity. It is our belief that cash flows from operations, the net proceeds from this offering and existing cash and cash equivalents and short-term investments will suffice to meet our needs for at least the next twelve months.

Year 2000 Impact

    We have not experienced any problems with our computer systems relating to such systems being unable to recognize appropriate dates related to the year 2000. We are also not aware of any material problems with our clients or vendors. Accordingly, we do not anticipate incurring material expenses or experiencing any material operational disruptions as a result of any Year 2000 issues.

Quantitative and Qualitative Disclosures about Market Risk

  Risk Associated with Interest Rates

    Our investment policy states that we will invest our cash reserves, including cash, cash equivalents and marketable investments, in investments that are designed to preserve principal, maintain liquidity and maximize return. We actively manage our investments in accordance with these objectives. Some of these investments are subject to market risk, whereby a change in market interest rates will cause the principal amount of the underlying investment to fluctuate. Therefore, a depreciation in principal value of an investment is possible in situations where the investment is made at a fixed interest rate and the market interest rate then subsequently increases. We try to manage this risk by maintaining our cash, cash equivalents and marketable investments with high quality financial institutions and investment managers. We also restrict the investments to primarily securities with short-term maturities, such that, at September 30, 1999, the majority of our marketable investments had maturities of less than six months from that date. As a result, we believe that our exposure to market risk related to interest rates is minimal.

    The following table presents the cash, cash equivalents and marketable investments that we held at December 31, 1998 and September 30, 1999, that would have been subject to market risk, and the related ranges of maturities as of that date:

                               December 31, 1998            September 30, 1999
                         ----------------------------- -----------------------------
                                   Maturity                      Maturity
                         ----------------------------- -----------------------------
                          Within                        Within
                         3 Months 3-6 Months >6 Months 3 Months 3-6 Months >6 Months
                         -------- ---------- --------- -------- ---------- ---------
                                               (in thousands)
Investments classified
 as cash and cash
 equivalents............ $   109       --        --    $12,002       --         --
Investments classified
 as marketable
 investments............  27,800   $45,191    $4,364    11,969   $24,381    $30,850
                         -------   -------    ------   -------   -------    -------
  Total................. $27,909   $45,191    $4,364   $23,971   $24,381    $30,850
                         =======   =======    ======   =======   =======    =======
Fair Value.............. $27,909   $45,191    $4,364   $23,971   $24,381    $30,850
                         =======   =======    ======   =======   =======    =======

  Risk Associated with Exchange Rates
    We are subject to foreign exchange risk as a result of exposures to changes in currency exchange rates, specifically between the United States and Canada, the United Kingdom, Germany and Switzerland. However, this exposure is considered to be minimal due to the fact that the United Kingdom, German and Swiss operations are not significant, and the Canadian operations are naturally hedged against exchange rate fluctuations since both revenues and expenses are denominated in Canadian dollars. Therefore, an unfavorable change in the exchange rate for the Canadian subsidiary would result in lower revenues when translated into U.S. dollars, but the expenses would be lowered in a corresponding fashion.

    As a result, we do not engage in formal hedging activities, but we do periodically review the potential impact of this risk to ensure that the risk of significant potential losses remains minimal.

                                    BUSINESS

    Entrust Technologies is the leading global provider of public-key infrastructure, or PKI, products and services to e-businesses and other organizations. Unlike products and services that focus primarily upon the issuance of digital certificates, which are similar to electronic passports, our award-winning solution is a comprehensive, end-to-end PKI framework designed to assure the security of electronic transactions and communications over advanced networks, including the Internet. Our open, scalable software solution operates across multiple platforms, network devices and applications. According to International Data Corporation, the worldwide market for PKI-based products and services is expected to grow from $122.7 million in 1998 to $1.3 billion in 2003. Since 1994, we have provided our PKI solution primarily to global enterprises and government entities, including Citibank, FedEx, MCI Worldcom, NASA, the United Kingdom Post Office and the Canadian Department of National Defense. To date, over four million users worldwide have been licensed to use Entrust products.

    Our PKI solution is particularly relevant to organizations in the growing business-to-business, or B2B, electronic commerce market. We offer B2B organizations a comprehensive security solution that includes the robust functionality required to support their increasingly advanced and high-value electronic transactions and communications. We believe that we are well-positioned to capitalize on our PKI market leadership to address B2B and other important markets, such as the business-to-consumer, or B2C, market. We are also actively developing additional functionality to address emerging opportunities, such as the growing need to secure e-business transactions conducted over wireless networks.

    We are headquartered in Plano, Texas with offices in Canada, the United Kingdom, Switzerland, Germany and Japan, as well as additional offices in the United States.

Industry Background

    The widespread adoption in recent years of public and private networks has revolutionized the manner in which organizations communicate and conduct business. These advanced networks provide an attractive medium for communications and commerce because of their global reach, accessibility, use of open standards and ability to permit interactions on a real-time basis. Proliferation of these networks has facilitated the storage, analysis and communication of critical information within and between organizations. At the same time, they have afforded businesses a user-friendly, low-cost way to conduct a wide variety of commercial functions electronically. Today, organizations are increasingly utilizing these networks to access new markets, improve customer service and streamline business processes. These types of electronic interactions can occur with a variety of audiences, each of which may have different business requirements for information security because of the nature and content of their communications and transactions. Electronic interactions can be divided into two market-based categories: business-to-business and business-to-consumer.

  . Business-to-business transactions and communications occur between businesses and other organizations, and internally within these entities. Forrester Research, Inc. estimates that the market for B2B e-commerce will be $1.3 trillion by the year 2003. B2B transactions generally require pre-existing or centrally managed relationships between participants. Goods and services transacted through B2B relationships are primarily paid for by means other than credit cards and, therefore, do not receive the fraud protection provided to consumers by credit card companies. B2B communications can also be purely informational where the information being sent between parties is often highly sensitive. For example, product research communications between a pharmaceutical company and a collaborating university contain extremely valuable intellectual property or confidential information that needs to be properly protected. Business processes involved in B2B transactions and communications are frequently complex, resulting in a need for sophisticated networking and software solutions. The B2B market typically requires supply-chain management software, procurement and payment systems, virtual private networking and remote access solutions, electronic mail systems, electronic forms software, sophisticated Web-based solutions, database systems and human resources applications.

  . Business-to-consumer transactions and communications are generally interactions between a selling organization and the general public. Forrester Research, Inc. estimates that the market for online consumer transactions will be $108 billion by the year 2003. B2C interactions are typically less complex than B2B interactions, often do not require a pre-existing relationship between buyer and seller and generally have fewer information security requirements than their B2B counterparts. Although many B2C interactions are currently executed over the Web using out-of-the-box Web browser and server software security capabilities, we anticipate that B2C participants will require more complete security solutions.

  Need For Secure Transactions and Communications

    The very openness and accessibility that have stimulated the adoption and growth of public and private networks create threats to the privacy and integrity of transactions and communications that are transmitted across or stored on them. Key information security concerns relating to electronic interactions include the risk of theft, alteration, interception or dissemination of confidential data, fraud, loss of reputation and economic loss. Threats to information security arise both from external sources such as competitors and computer hackers, as well as internal sources, such as curious or disgruntled employees and contractors. These risks have driven the demand for effective and robust network and information security products.

    The security risks associated with communications and commerce over public and private networks have accentuated the need for information security solutions that address six critical network security needs:

    Access Control. Only authorized users should access, view or modify certain data.

    Confidentiality. Data in transit over the network or in storage should not be disclosed to unauthorized persons.

    Integrity. Data should not be altered or compromised by unauthorized manipulation.

    Authentication. The identities of the parties involved in communications and transactions should be verified.

    Authorization. Individuals should only be able to execute transactions or perform operations for which they have permission.

    Nonrepudiation. The parties involved in an electronic exchange should not be able to deny or repudiate the exchange.

    A wide range of products and services has been introduced to address one or more of these six critical network security needs. For example, access control is provided by products such as firewalls and password tokens, which limit network access only to users having recognized addresses or entering recognized passwords, but are limited in their flexibility and do not address such requirements as confidentiality, integrity, authorization and nonrepudiation. Encryption devices and programs provide confidentiality, but are device-dependent and do not address issues of access control, integrity, authentication, authorization and nonrepudiation. The lack of flexibility and scalability inherent in these solutions has led to the development of public-key encryption and digital certification systems combined in a public-key infrastructure, which can address all six critical network security needs.

  Public-Key Security

    A public-key infrastructure uses encryption algorithms in combination with authentication and verification technology offered by digital certificates to provide users with a secure and reliable means of communicating and effecting transactions over public and private networks.

    Public-Key Encryption. Digital messages are encrypted and decrypted using a cipher or key. Public-key encryption systems assign each user a pair of linked keys: a "public" key, which the user provides to others, and a "private" key, which the user keeps secret. A user wishing to send a secure transmission encrypts the transmission using the recipient's public key. To decode the transmission, the recipient uses a private key that is uniquely able to decode messages encoded with his or her corresponding public key. Thus, the successful exchange of encrypted messages using a public key system requires that message senders have the public keys for all recipients to whom they desire to send messages, and that the recipients decode messages with their own private keys. Public-key encryption provides a high level of data security, and thus addresses an enterprise's need for confidentiality of electronic transmissions. However, because encryption alone does not give the recipient of a message any information about the sender or ensure that a message is not altered en route, the requirements for access control, integrity, authentication, authorization and nonrepudiation are not satisfied.

    Digital Certification. In addition to providing confidentiality, digital certification systems use public and private keys to create digital signatures. These signatures are encoded using the sender's private key. Upon receipt of the message, the recipient obtains a copy of the sender's public key, which verifies that the message originated from the expected sender. Public keys are maintained in digital certificates issued by a Certification Authority, or CA. Digital certificates securely bind the owner's identity to his public key. Digital certificates thus function as electronic passports that not only authenticate their owners' identities and verify their owners' membership in certain organizations, but also establish their owners' authority to engage in a given transaction. Digital signature and certification technology also ensures the integrity of a message by enclosing an encrypted summary or "hash" of the message with the sender's digital signature. When the signature and hash are decrypted using the sender's public key, the system can automatically detect whether the message was altered since it was signed.

    The security benefits of digital certification have led to increasing market demand particularly in markets where information security is critical, such as government, finance, health care and telecommunications. This increasing demand has given rise to numerous products and services that issue digital certificates or that are able to work with digital certificates. However, the mere issuance of digital certificates does not ensure that a user's access is properly monitored, that privileges associated with access are accurately and currently defined, or that the certificates in question have not been updated, withdrawn or replaced. Indeed, the proliferation of users and certificates greatly complicates management of these types of issues, which are critical to maintaining an effective security environment across and between organizations.

  Need For a Comprehensive, End-to-End Public-Key Infrastructure

    To address the management and business issues associated with use of public-key encryption and certificates, organizations, particularly those in the B2B market, must have a robust public-key infrastructure that supplements certificate issuance functions with full life cycle management of public and private keys, including issuance, authentication, storage, retrieval, backup, recovery, updating and revocation. In addition, these functions must operate in an easy-to-use, cost-effective manner.

    Moreover, unless digital certificates and private keys can be easily utilized on a consistent and reliable basis across multiple applications, organizations will face the challenge and cost of maintaining a separate security infrastructure for each application. Maintaining these different security infrastructures could result in separate keys and certificates for each user for different applications, multiple passwords and inconsistent or incomplete security implementations. Such a disconnected, inconsistent set of products would be costly to operate and difficult to use. Furthermore, any PKI must be able to support an organization's security requirements as the enterprise grows, business functions are altered, and underlying information technologies evolve. To be effective, a public-key infrastructure must be able to accommodate a large number of users and integrate diverse computing resources into a cohesive, reliable and secure computing environment that meets the six critical network security needs.

    Achieving these goals requires a highly functional and flexible public-key infrastructure that enables secure communications between and within organizations. The need for comprehensive, end-to-end public-key infrastructure solutions is particularly apparent for B2B transactions and communications, the majority of which have information security requirements that are met only by complete, end-to-end solutions that are cost-effective to operate and easy to use.

The Entrust Solution

    We are the leading global provider of comprehensive, end-to-end public-key infrastructure solutions, encompassing both products and services, that enable e-businesses and other organizations to effectively manage secure transactions and communications across a wide range of applications. Our PKI solution addresses the six critical network security needs and allows for consistent security policy management across and between organizations, and enables any organization to establish its own flexible, highly reliable PKI. We also offer users encryption functionality and full digital signature and certification management in an easy-to-use, integrated and automated solution. Among the benefits offered by our PKI solution are:

    Comprehensive, End-to-End Functionality. We believe that we are the only provider of a comprehensive, end-to-end PKI solution offering the functionality necessary for the full life-cycle management of keys and digital certificates, including:

  .  certificate issuance;

  .  certificate authentication;

  .  key storage and backup;

  .  key retrieval and recovery;

  .  support for nonrepudiation;

  .  authorization management;

  .  certificate and key updating;

  .  certificate revocation; and

  .  cross-certification of PKIs.

    Multiple Certificate Types. Our products and services support multiple certificate types and configurations, including:

  . Multi-application certificates that can be used across multiple applications. A user's single set of multi-application certificates can be accessed via our single sign-on solution and used across a wide variety of applications, including e-mail, e-forms, supply-chain management, payments and procurement, desktop encryption and remote access. Multi-application certificates enable ease-of-use because users only have one password to access numerous applications within an organization. One set of multi-application certificates per user also reduces operating costs because a single, comprehensive infrastructure supports a wide variety of applications. Since multi-application certificates are particularly valuable in the B2B marketplace, we believe that our solution is well-positioned to take advantage of the increasing number of e-business transactions and communications in that market.

  . Single-application certificates that allow enterprises to restrict use of the certificates by a particular user to one application. Customers can easily convert single-application certificates to multi-application certificates by extending their license with us. There are no technology changes required to convert single-application certificates to multi-application certificates.

  . Web certificates, including certificates for Web servers that are frequently used to secure B2C credit-card transactions.

  . Virtual private networking, or VPN, certificates for establishing secure, real-time communications sessions over networks.

  . Wireless application protocol, or WAP, server certificates for establishing secure, real-time communication sessions with wireless devices such as cellular telephones.

    Our support of multiple certificate types offers flexibility and choice to customers who can select the types of certificates and solutions that best meet their current business and information security requirements and provides a system that is easily adaptable to meet future security requirements.

    Open, Versatile Platform. Our PKI operates across a wide range of computing platforms, including:

  .  Windows NT and UNIX servers;

  .  UNIX, Macintosh, Windows (95, 98, NT, 2000) and JAVA clients;

  . applications, including e-mail, supply-chain management, payments and procurement, desktop encryption, secure file erasure, electronic forms and remote access;

  .  wireless devices such as cellular telephones and pagers;

  .  biometric devices, such as fingerprint readers, and smart cards;

  . network infrastructure, including firewalls, network operating systems and directories; and

  . open industry standards, such as the lightweight directory access protocol and well-known encryption algorithms, such as RSA, elliptic-curve, DES and Triple-DES.

    Because many organizations operate numerous platforms for critical business systems, support for a wide variety of operating systems, devices, applications and open standards is essential to address B2B information security requirements. We also believe that support for these platforms makes us attractive to partners whose products and services work on multiple platforms.

    Highly-Scalable Architecture. Our products employ a distributed computing architecture and directory management techniques that make them highly scalable. One of our customers has used our products to support over 100,000 users, and we believe that our PKI solution can be configured to handle millions of users.

    Ease Of Use. Our products automatically and transparently enable complex certification and key management functions without requiring any action by the user. Users can access most functions via a single user login and simple point and click graphical interfaces. We believe that our PKI solution enables users to execute complex information security functions without needing significant training, and in many cases no training at all is required. Furthermore, we believe that the ease of use of our PKI solution is a significant benefit to customers and differentiates our solution from those of other PKI vendors.

    Reduced Cost Of Ownership. Our PKI solution enables organizations to significantly reduce overall costs for addressing information security for the following types of reasons:

  . comprehensive and automated functionality reduces duplication of personnel;

  .  its ease of use simplifies or eliminates the need for training; and

  . its ability to interact with a wide variety of platforms and applications avoids the need to purchase multiple security systems.

    Full Range of Support Services. We supply a comprehensive set of support services to organizations using our PKI solution. These services include:

  . management of outsourced PKI operation and maintenance provided in conjunction with partners;

  .  software upgrades and maintenance;

  .  telephone support; and

  .  installation and project management services.

    Flexibility. Our PKI solution supports a wide variety of features and options, allowing customers to easily select the types of functionality they desire. This flexibility allows customers to allocate resources and tailor capital expenditures to meet their specific business and information security requirements. For example, our solution enables customers to begin with a less complex system and cost-effectively add advanced features as their security requirements change. In addition, the versatility of our solution allows customers to choose whether they wish to operate the PKI themselves or outsource the back-end management of the PKI to us or other third parties. At the same time, customers are able to change these types of decisions in the future as their business needs change, and still maintain the value of their investments in our solution.

Strategy

    Our objective is to maintain and enhance our position as the leading global provider of comprehensive, end-to-end PKI products and services that enable organizations to effectively manage secure transactions and communications across a wide range of applications. Key elements of our strategy include the following:

    Capitalize on B2B Market Opportunities. We are focused on developing, marketing and selling products and services that enable secure B2B transactions and communications. We believe that our market leadership is founded on our strength and capabilities in providing an end-to-end, comprehensive solution required in the B2B market. Although we currently have numerous, large customers in this market, we believe that the market is still in the early stages of development and provides substantial growth opportunities in the future. We are targeting our sales and marketing activities at Global 2000 organizations and large government organizations having significant requirements for comprehensive PKI solutions and the resources to deploy them broadly. In particular, we are focusing our efforts in the finance, government, health care, telecommunications and large manufacturing sectors. Organizations in these markets frequently have thousands of customers, partners, subscribers and service recipients who will, directly or indirectly, benefit from secure transactions and communications enabled by our PKI solution.

    Pursue Wireless Opportunities. We have developed, and will continue to develop, PKI products for wireless devices. We intend to aggressively pursue further extensions of our solution into the wireless market, including solutions for cellular telephones, pagers and other wireless-enabled devices such as personal digital assistants, or PDAs. We believe that these devices will be increasingly used in B2B and B2C transactions and communications.

    Maintain Product Leadership and Increase Brand Recognition. Our PKI solution has been deployed commercially through multiple versions for over five years. Our technological leadership is attributable in large part to our research and development team, which includes researchers with international reputations in their fields. We intend to maintain and enhance our technological leadership in the e-business security market by continuing to invest in product research and development, to extend the functionality and interoperability of our products, and to participate actively in industry standards-setting organizations. We believe that our current set of products and technologies provides an extensive, versatile foundation that can be efficiently extended or modified to address new opportunities as they arise in the market. We further intend to capitalize on our product leadership by increasing brand awareness. Our goal is to equate our brand name with trusted e-business security. We undertake a variety of activities to promote the recognition of our brand identity and products, including the promotion and sponsorship of industry groups and conferences such as the Entrust SecureSummit.

    Expand and Leverage Strategic Relationships. To encourage widespread acceptance of our PKI solution, we have established an Entrust Partner Program which currently includes:

  . Value-added resellers and original equipment manufacturer partners, such as Compaq, Check Point Software, Newbridge Networks and IBM, which resell our products with their hardware and networking solutions;

  . Consultant and system integration partners, such as PricewaterhouseCoopers, Ernst & Young and KPMG, which recommend and implement our Entrust PKI solution as part of their overall service offerings;

  . Application development partners, which have introduced more than 75 off-the-shelf, certified Entrust-Ready products and applications, including solutions for SAP R/3, PeopleSoft, Documentum, Sybase, Nortel Networks, Lucent, Adobe, Novell GroupWise, Axent, Jetform and Shana. We have also announced expected solutions forthcoming from major vendors such as Intel and Lotus Development;

  . Interoperability partners such as Cisco, Netscape, Microsoft and Network Associates, which offer products that can interoperate with and utilize the security features of our PKI solution;

  . Managed services partners such as First Data Corporation and EDS, which offer or plan to offer outsourcing services for our customers; and

  . Wireless partners such as Nokia and Research In Motion, or RIM, which offer interoperable security solutions with their devices.

    We intend to continue to invest in and enhance the Entrust Partner Program, which provides services and products to partners, both to offer complete e-business security solutions to our customers and to broaden adoption of our PKI solution across markets and geographic areas.

    Further Penetrate B2C Market. We intend to continue to expand our product offerings and customer base by developing, marketing and selling products and services for secure B2C interactions. In late May 1999, we founded a certification authority services business, called Entrust.net, which currently provides certificates for Web servers and wireless servers. From July through December 1999, Entrust.net sold approximately 4,300 Web server certificates. We believe that we obtained approximately 5% of the worldwide market for these certificates in our first two full quarters of operation. Providing B2C solutions allows us to add significant value to our B2B customers who often prefer a single provider for all of their PKI solutions. Another element of our B2C strategy includes embedding our certification authority in popular applications, such as Microsoft's and Netscape's browsers and Microsoft's Windows 2000 operating system.

    Leverage Global Presence. We intend to leverage and expand our global operations. We had 53 employees based in Europe as of December 31, 1999. With our acquisition of r3 Security Engineering in June 1998, we obtained substantial European research and development expertise for the development of our PKI solution targeted at the European market. Our distribution partners in Europe and Japan provide further coverage to address Global 2000 organizations in target markets.

Products and Product Development

    Our PKI solution provides an integrated, open and scalable security framework that addresses e-business security needs across multiple platforms and applications. It also includes robust features, such as support of multi-application certificates, that make it well-suited for high-value, business-to-business applications. Our solution includes:

  . a PKI infrastructure, which provides the requisite networking and security features to enable secure transactions and communications;

  . desktop applications that transparently integrate features of our PKI into common third-party desktop applications to address business-to-business and business-to-consumer transactions; and

  . application developer toolkits that allow application developers to quickly and safely develop Entrust-Ready applications because the toolkits do not require developers to understand the complexities of information security.

  PKI Infrastructure

    Our PKI infrastructure comprises software that manages and administers life cycles of keys and digital certificates throughout an organization and across multiple applications. The management of keys and digital certificates is essential to maintain security, ease of use and low-operating costs in a PKI solution. Critical elements of a PKI system, such as routinely updating keys prior to expiration and maintaining copies of historical keys to ensure data "locked" by these expired keys will not be lost, is all handled automatically by our PKI solution. These and other features are managed transparently to maintain a system that is easy to use, secure and low-cost to operate.

    The PKI infrastructure also includes a directory compliant with the lightweight directory access protocol, or LDAP, for the storage and retrieval of certificates and software that enables applications and users to access the functionality provided by the PKI. The infrastructure is configurable to support the generation of certificates for virtual private network technologies and Web browsers and servers. The infrastructure also supports multiple hardware devices, such as smart cards, PC cards, biometric devices and third-party key storage systems. Finally, the infrastructure provides a secure timestamping capability that is valuable in business-to-business transactions and communications where the tracking of time is an important element of the interaction.

    Our PKI infrastructure is designed with an open and flexible software architecture that operates on a wide range of client/server platforms, including:

  .  Windows NT, HP-UX and Solaris servers;

  . Windows (95, 98, NT, 2000), HP-UX, Solaris, AIX, JAVA and Macintosh clients; and

  .  wireless devices, including cellular telephones and pagers.

    Our software supports a wide variety of encryption algorithms, including RSA, as well as symmetric and hashing algorithms, allowing customers to select those algorithms best suited for their requirements. The system uses the LDAP standard to interoperate with most major directory systems, allowing customers to utilize existing directory systems and facilitating access to other directories as required. The system architecture enables us to add functionality as customer needs evolve and grow and allows the infrastructure to support the generation and maintenance of new certificate types easily, responding to technology developments and market pressures. The system's distributed computing architecture and directory management techniques also enable the PKI to be scaled as an organization's security needs increase or as users are added to existing infrastructures.

    We released the initial version of our PKI in 1994, with major upgrades in 1996, 1997, 1998 and 1999. Historically, the PKI infrastructure has generated a major portion of our revenues. The following table lists the products that constitute our core PKI solution, as well as a brief description of each product.

 Product Name                               Description
 ------------                               -----------
 Entrust/Authority                          Provides comprehensive
                                            certification authority and key
                                            recovery capabilities, among
                                            numerous other functions.
 Entrust/RA                                 Allows registration authorities, or
                                            RAs, to perform administrative
                                            tasks.
 Entrust/AutoRA                             Allows automated registration and
                                            administration of users.
 Entrust/Roaming                            Provides mobile users with secure
                                            access to their keys and
                                            certificates across multiple
                                            workstations.
 Entrust/Timestamp                          Securely establishes the time at
                                            which data were digitally signed.
 Entrust Electronic Identities              Enterprise user "accounts" that
                                            authorize use of different types of
                                            certificates, including:
    Entrust/Entelligence and Entrust/Engine Enables use of multi-application and single-application certificates
                                            with Entrust-Ready applications.
    Entrust/Web Connector                   Enables use of digital certificates
                                            with popular browsers and servers,
                                            such as those offered by Microsoft
                                            and Netscape.
    Entrust/VPN Connector                   Enables use of digital certificates
                                            in standards-based VPN devices.

    We license our Entrust/Authority and Entrust/RA products at a combined list price of $25,000 per server. We offer an LDAP-compliant directory product to enterprises for a list price of $3,000 for installations of up to 1,000 users and $3,000 plus a per-user fee for installations of more than 1,000 users. We charge for Entrust/AutoRA, Entrust/Roaming and Entrust/Timestamp according to the number of licensed users, starting at $10,000. Entrust Electronic Identities for multi-application certificates have a list price of $159 per licensed user. Entrust Electronic Identities are offered on a registered-user basis. We also offer customers with specialized security needs the ability to issue Web certificates at a charge of $2 per certificate. Similarly, we allow customers to issue dedicated

VPN certificates at a charge of $100 per certificate. The actual license fees paid by customers vary widely, based on the number of products licensed, registered users, enabled platforms and volume discounts, if any.

    Entrust/Authority. Entrust/Authority provides certification authority, or CA, and other functions that enable an organization to create, issue, manage, back-up, update and revoke electronic identities. Entrust/Authority also provides a secure enterprise key recovery system, issues certificate revocation information and establishes cross-certification relationships with other trusted certification authorities. A sophisticated audit reporting system monitors all security aspects of Entrust/Authority operations.

    Entrust/RA. Through an easy-to-use graphical interface, registration authorities perform day-to-day administrative duties, including:

  .  creating and deleting user identities;

  .  changing users' names;

  .  helping users recover lost keys and forgotten passwords; and

  .  revoking users' certificates when necessary.

    Entrust/AutoRA. Entrust/AutoRA allows customers to securely automate initial registration and administration of users. Automated registration is particularly important for highly-scalable customer environments to ensure that operating costs are minimized.

    Entrust/Roaming. Entrust/Roaming allows mobile users to securely access their keys and certificates across multiple workstations without having to manually transport their keys and certificates on a device such as a smart card or floppy disk.

    Entrust/Timestamp. Entrust/Timestamp allows users to securely associate the current date and time with an e-business transaction or communication.

    Entrust Electronic Identities. Our Electronic Identity is an individual user's "account" or profile within the PKI. We offer Electronic Identities for multi-application or single-application use, or for more limited Web or virtual private networking use. Each multi- and single-application Electronic Identity can support numerous key pairs and certificates over its lifetime. Multi-application Electronic Identities may be used across multiple Entrust-Ready applications whereas single-application Electronic Identities are licensed for use with one application. Our multi- and single-application Electronic Identities include software, known as Entrust/Entelligence and Entrust/Engine, that enables users and applications to access essential functionality within our PKI. A Web Electronic Identity enables a user to use certificates with popular Web browsers and Web servers. VPN Electronic Identities enable standards-compliant virtual private network technologies to establish secure electronic communications over public networks like the Internet.

  Entrust Applications

    Our PKI infrastructure supports a wide variety of applications from multiple vendors that enhance the flexibility and usefulness of our PKI. We have also developed a number of applications in order to meet specific customer demands and facilitate the implementation of our PKI solution. These products both complement and interact with the PKI infrastructure to offer users enhanced functionality and increased interoperability with third-party applications, or they can operate as independent products, offering distinct functionality.

    The following table lists applications that we offer, including a brief description. Pricing for these products ranges from $15 to $39 per user. Some of these applications are bundled together with other products.

 Product Name                    Description
 ------------                    -----------
 Entrust/ICE                     Provides security for files and folders
 Entrust/Express                 Provides security for popular e-mail
                                 applications, such as Microsoft's Exchange and
                                 Outlook products, and Qualcomm's Eudora
 Entrust/Direct                  Provides Entrust's automated key and
                                 certificate management features to secure Web
                                 sessions
 Entrust/Unity                   Provides Entrust's automated key and
                                 certificate management features to Netscape
                                 and Microsoft products
 Entrust/SecureControl           Provides administration and use of
                                 authorization privileges for users of Web-
                                 based applications
 Entrust/TrueDelete              Securely erases files from disks
 Entrust/SignOn                  Allows single sign-on to Entrust-Ready
                                 applications and Windows operating systems
 Entrust/Access                  Provides secure virtual private networking for
                                 remote access over public networks like the
                                 internet
 Entrust Security for SAP R/3    Provides PKI security for SAP systems and
                                 applications. Certified by SAP
 Entrust Security for PeopleSoft Provides PKI security for PeopleSoft systems and applications. Certified by PeopleSoft

  Application Developer Toolkits

    Our toolkits are a family of open, easy-to-integrate programming interfaces that provide security services, including full key life cycle management, to a broad range of applications. These toolkits operate across a variety of operating systems and support multiple programming languages. Because key and certificate management represents the most difficult aspect of adding security to an application, we provide toolkits to enable application developers to make their applications Entrust-Ready. The toolkits allow developers to rapidly make their applications secure but do not require developers to understand the complexities of information security. Our toolkits reduce the operating costs of their applications because customers only have to operate a single PKI and their Entrust-Ready applications operate in a consistent, cohesive manner.

  New Product Development

    We devote significant resources to the development of new and enhanced product functionality to maintain our technology and product leadership. We employ a number of different methods for identifying product extension opportunities and new product candidates, including user group meetings and direct feedback, an active program of partnership and cooperation with companies developing complementary technologies, and continued participation and leadership in industry standards-setting bodies such as the Internet Engineering Task Force (IETF), the North American Clearinghouse Association (NACHA), the American National Standards Institute (ANSI) and the PKI Forum.

    Some of our current and planned product development efforts include:

  . additional products and services to secure transactions and communications over wireless devices such as cellular telephones, pagers and PDAs;

  . attribute certificates for privilege management;

  . electronic notary products and services; and

  . monitoring and assessment systems.

    We are also continuing to increase the number of third-party applications and services that our PKI solution can manage, including VPN devices and routers and other popular user applications. Our scientists are also actively engaged in the development and improvement of the advanced cryptographic algorithms for use in our products.

Services and Support

  Professional Services

    We believe that a high level of service and support is critical to our success, and that a close and active service and support relationship is important to facilitate rapid implementation of our solution, assure customer satisfaction and provide us with important information regarding evolving customer requirements. Toward these ends, we have made a significant investment in expanding our services and support organization, which, as of December 31, 1999, consisted of 97 employees. Our services personnel have a broad range of experience in network security and include mathematicians, cryptographers and system designers. Furthermore, we are supplementing our traditional services and support revenue streams with additional service-based revenue streams, such as the revenue we receive through Entrust.net.

    Our professional services organization provides consulting and systems integration services to support customers in designing, implementing and running our PKI solution. Activities of the professional services organization are supplemented with a professional services partner program that includes PricewaterhouseCoopers, Ernst & Young and KPMG. To facilitate the integration of PKI management into the customer's business operations, we also offer our Entrust InSource service, in which we provide on-site PKI management for customers on a long-term basis, or while the customer implements and trains personnel.

    Our support offerings also include:

  . direct telephone consulting support by experienced technical account representatives;

  . 24-hour pager access, e-mail and fax support;

  . Internet access to our knowledge repository; and

  . discussion group access.

Payment of an annual maintenance fee also entitles customers to receive software enhancements to their licensed versions of our solution.

  Certification Authority Services

    In May 1999, we launched a certification authority services business called Entrust.net. Entrust.net manages the issuance of multiple types of certificates, including Web server certificates that are frequently used to secure Web-based, B2C transactions. The list price for a one-year Web server certificate is $299 and for a two-year certificate is $499. Entrust.net also provides certificates to secure wireless transactions between cellular telephones and WAP servers. The list price for a one-year WAP certificate is $695 and for a two-year WAP certificate is $1,195.

    Entrust@YourService

    We recently announced Entrust@YourService, a managed services model for delivering outsourced security solutions for B2B and B2C transactions and communications. As part of the launch of Entrust@YourService, we entered into a strategic alliance with Cash Tax, Inc., a subsidiary of First Data Corporation, a large electronic commerce and payment services company. Through this alliance, we plan to address the growing needs of customers that want to enable e-business solutions but choose to outsource the ongoing operational tasks. Entrust@YourService is designed to quickly and efficiently provide customers with comprehensive, end-to-end security solutions while still allowing these customers to retain control of the system implementation.

    The full range of solutions available to customers operating their own PKI's are available to customers taking advantage of Entrust@YourService. Moreover, because both the in-house and managed services model use the same technology, customers have the flexibility to easily transition between the two models to support their evolving business needs. We expect to make Entrust@YourService commercially available during the first quarter of 2000.

Research and Development

    Our research and development efforts are focused on developing new products, core technologies and enhancements to existing product lines to maintain and extend our technology and product leadership position. We spent approximately $5.7 million, $12.8 million and $16.6 million on research and development in 1997, 1998 and 1999, respectively.

    As of December 31, 1999, our research and development staff consisted of 166 employees. With the addition of r3, we added significant research and development capabilities in Europe and expanded our internationally-recognized team of professional cryptographers.

    Our research and development staff is active in several prominent standards-setting bodies, including IETF, ANSI, the Internet PKIX group and ISO, and has contributed to a number of standards in the Internet and data security areas. We believe that we are well situated to respond to changes in relevant industry standards and to continue to participate in the development of these standards as the requirements of enterprises and users become increasingly complex.

Customers

    Our customers are generally domestic and foreign government entities and Global 2000 companies, including financial, health care, telecommunications and large manufacturing organizations. As of December 31, 1999, we had licensed our software to more than 1,300 customers. The following is a representative list of our current customers that have accounted for more than $200,000 of revenues each:

  Banca Nazionale del Lavoro  Industry Canada        Royal Canadian Mounted
  Bell Emergis                Interpay               Police
  Canadian Dept. of National Defense                 SECOM
                              J.P. Morgan
  Citibank                                           S.W.I.F.T.
                              Kansas Bureau of Investigation
  Columbia/HCA Healthcare Corporation                Schlumberger
                              Lucent Technologies
  Digital Medical Systems     MCI Worldcom           Science Applications
  FDIC                        NASA                   International
  FedEx                       Nortel Networks        United Kingdom Post
  Government of Ontario       Royal Bank of Scotland Office
                                                     U.S. Coast Guard

                                                     U.S. Patent and Trade
                                                     Office
    Historically, a limited number of customers have accounted for a significant percentage of our revenues. In 1997, our three largest customers accounted for 19%, 12% and 11% of our total revenues. In 1998, our three largest customers accounted for an aggregate of 23% of total revenues, with no individual customer accounting for more than 10% of revenues. In 1999, our three largest customers accounted for an aggregate of 31% of revenues, with the largest customer accounting for 23% of revenues. Although our largest customers have varied from period to period, we anticipate that our results of operations in any given period will continue to depend to a significant extent upon revenues from a small number of customers.
                                                     U.S. Postal Service

Sales, Marketing and Business Development

    We offer our products and services through a multi-tiered approach reflecting the characteristics and buying behavior of the markets we cover. As of December 31, 1999, we had 212 employees in sales, marketing and business development.

  Direct Sales

    To address our target market of Global 2000 organizations, we sell our products and services in North America, the United Kingdom and Germany primarily through a direct sales force. We believe that direct coverage by our sales force is necessary in light of the early stage of PKI adoption and the sophisticated requirements of our targeted customer base, and that a direct sales force gives us a competitive advantage in responding to customer needs as they evolve. Our direct sales force is divided into five North American regions, the United Kingdom and Germany. We assign teams within each region to specific accounts as their exclusive responsibility. We have also focused our sales efforts on key vertical markets that have a critical need for security and understand the value it creates for their businesses. These markets include government, finance, health care, telecommunications and large manufacturing.

    We also established a General Markets Sales Group responsible for identifying and pursuing customer opportunities outside the defined responsibilities of the regional sales teams. The direct sales organization is also supplemented by targeted direct mail and telemarketing campaigns developed by our marketing organization. Finally, the direct sales organization is actively involved in selling all of our products and services, including those available from Entrust.net.

  Indirect Sales

    To supplement our direct sales force, we have an Entrust Partner Program involving a range of technology, marketing and sales relationships including:

  . VAR and OEM partners that focus on creating bundled solutions to permit customers to purchase total desktop applications incorporating our functionality. These partners include Compaq, Hewlett-Packard and IBM, which resell our products with their hardware and networking solutions, as well as Check Point Software and Newbridge Networks, which bundle our PKI solution with their own software products;

  . distributors and agents that promote and sell our products in defined geographic markets;

  . consultant and systems integration partners that recommend and implement
    Entrust-Ready security solutions as part of their overall service offerings to customers, thereby differentiating their offerings through the inclusion of PKI functionality. These partners include
    PricewaterhouseCoopers, Ernst & Young and KPMG; and

  . referral partners that refer their consulting and integration customers in designated markets to our PKI solution.

  Marketing

    To support our sales force, we have a marketing group whose goals are to create a consistent, focused communication strategy that increases awareness of our PKI solution and brand name, and to leverage that awareness in the identification of new sales opportunities. The marketing group conducts marketing programs that include direct mail, trade shows, annual seminar series, executive breakfasts and ongoing customer communication programs. We have organized a number of major trade shows, including the annual Entrust SecureSummit to be held this year in Dallas, Texas in May. We also provide frequent Web updates, search engine registration, online advertising and product downloads.

  Business Development

    To identify and develop strategic relationships with targeted industry partners more effectively, we have a business development organization of 17 persons as of December 31, 1999 that pursues selected business development activities, including the administration and promotion of our Entrust Partner Program. These activities permit us to strengthen our relationships with existing strategic partners and identify and encourage new providers of software, network, computing and communications products to make their products Entrust-Ready. Our business development personnel are divided into three distinct teams that focus on B2B, B2C and general application partners.

Competition

    The e-business security solutions market is intensely competitive, subject to rapid change and significantly affected by new product and service introductions, consolidation and other market activities by industry participants.

    Because of the broad functionality of our e-business security solution, we compete currently or may in the future compete with vendors offering a wide range of security products and services as follows:

  . companies offering commercial certification authority products and services such as VeriSign, Xcert and IBM in the market for issuing and maintaining digital certificates for use on public and private networks, some of whom, such as IBM and XCert, provide a product-based solution, while others, such as VeriSign, are primarily service providers;

  . companies, such as RSA Security and Baltimore Technologies, which offer
    PKI product solutions for enterprises;

  . established companies developing new e-business security offerings, such as Network Associates, which have each announced their intention to introduce PKI products that would be integrated with their other security product offerings, as well as Microsoft Corporation, which has announced a certificate server and other PKI-compatible products based on its Windows 2000 security framework;

  . other major networking vendors who may bundle digital certificates with their product offerings, with whom we compete on the basis of our ability to provide a centrally managed, real-time, comprehensive infrastructure with the features and functionality to support enterprise applications; and

  . companies in the emerging market for providing security across VPNs with major networking device companies, such as Lucent Technologies and Cisco, as well as firewall vendors such as AXENT and Check Point Software.

    We believe that the principal competitive factors affecting the market for e-business security technology include technical features, ease of use, quality/reliability, level of security, scalability, customer service and support, and price. Although we believe that our products currently compete favorably with respect to such factors, there can be no assurance that we can maintain our competitive position against current and potential competitors.

Regulatory Matters

    Our products are subject to special export restrictions administered by the governments of the United States, Canada and other countries. Our products are also subject to import restrictions and/or use restrictions imposed by countries such as France. Consequently, our ability to export our products to destinations outside of the U.S. and Canada is subject to a variety of government approvals or licensing requirements. Re-export of the products between countries other than the U.S. and Canada may be subject to the export control laws of those countries in addition to those provisions of the U.S. and/or Canadian export control laws which apply to re-exports. In light of these restrictions, depending on the country of destination, industry sector, and/or end user, some of our products made available abroad may contain significantly weaker encryption capabilities than those available to customers in the U.S. and Canada, and there can be no assurance that we will continue to be able to export our products to any destinations outside of the U.S. and Canada. Such restrictions could potentially have an adverse effect on our business, financial condition or results of operations.

    On January 14, 2000, the United States Department of Commerce issued new export regulations that apply to products that contain or use cryptography. These regulations generally make it substantially easier to sell U.S. encryption products abroad. In general, the new rules eliminate the constraints on the strength of the encryption that may be exported, after a one-time review of the product, and greatly broaden the endusers who may receive the products without a license.

    This change should allow our products that are under the export license authority of the U.S. to be more competitive with products of foreign producers. However, we believe that some of our products are exempt from U.S. export authorization and they have been marketed accordingly. U.S. producers of products that compete with our non-U.S. products may now be able to market more aggressively in foreign countries, offering stronger encryption and offering products to broader industry groups.

    In substance, the new rules are as follows: software products still cannot be exported to Cuba, Iran, Iraq, Libya, North Korea, Serbia, Sudan, Syria and Taliban-controlled areas of Afghanistan. However, after a one-time government review, encryption products of any key length will be exportable to non-governmental endusers worldwide, except for the embargoed countries. Thus, it is generally no longer necessary to follow separate rules based on encryption key length, "recoverability", or the type of enduser or enduse. Encryption items may be exported to foreign subsidiaries of U.S. companies without any prior review or licensing, but new products developed from the exported products are still subject to a one-time government technical review.

    If the government determines that an encryption product is a retail product, then it may be exported to any user, including foreign government endusers, in non-embargoed countries. Retail certification requires a new application to the Commerce Department, except that previously-reviewed 56-bit products and "finance-specific" products are considered to be retail products without additional review.

    Export licenses are still required for exports of non-retail encryption products to Internet and telecommunications service providers if the products are used to provide services specifically to a foreign government or provide non-subscriber-based bulk backbone encryption.

    Any mass market encryption product previously authorized for export under License Exception "TSU" may be upgraded to 64-bit encryption without a new technical review.

    The government has imposed new post-export semi-annual reporting requirements for most export products, but this should not affect our export sales.

    We believe, and have informed the U.S. government, that certain of our products are exempt from U.S. encryption export restrictions under these criteria. However, we have not obtained any formal U.S. government ruling that any of our products produced and shipped from outside the U.S. may be exempt from U.S. encryption export controls, and there can be no assurance that the U.S. government will refrain from asserting jurisdiction over one or more of our products. Such a decision by the U.S. government to assert jurisdiction could result in penalties for past shipments and could restrict future sales of our products outside the U.S. and Canada, having a potentially significant adverse effect on our business, financial condition and results of operations.

Intellectual Property

    We rely on a combination of patent, copyright, trademark and trade secret laws, nondisclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights. We own 11 issued U.S. patents, along with corresponding, pending foreign patent applications, and 58 pending U.S. patent applications relating to our products. The issued patents are and will continue to be subject to certain license grants to others, including Nortel Networks and its cross licensees, under patent cross license agreements. We have copyright and trade secret rights for our products, consisting mainly of source code and product documentation. We use a printed "shrink-wrap" license for users of our products in order to protect certain of our copyrights and trade secrets. We attempt to protect our trade secrets and other proprietary information through agreements with suppliers, non-disclosure and non-competition agreements with employees and consultants and other security measures. See "Risk Factors".

Employees

    As of December 31, 1999, we had 545 full-time employees, 408 of whom were employed by Entrust Technologies Limited, our Canadian subsidiary. Of our employees, 166 were involved in research and development, 212 in sales, marketing and business development, 97 in professional and customer support services and 70 in administration and finance. No employees are covered by any collective bargaining agreements, and we believe that our relationship with our employees is good.

Properties

    Our U.S. headquarters, including our executive offices and administrative facilities, is located in Plano, Texas, where we lease approximately 8,716 square feet of office space. We also lease approximately 69,000 square feet of office space at our Canadian headquarters in Ottawa, Ontario, Canada, with an additional 29,149 square feet of office space in the Ottawa area to accommodate expected growth in administrative, sales and marketing, research and development and operations personnel. In addition, we are currently under a development and leasing agreement to construct additional office space in Kanata, Ontario of approximately 145,000 square feet to accommodate future growth. It is anticipated that this facility will be completed in the fourth quarter of 2000. We also have offices located in London, England and Zurich, Switzerland.

    We have sales offices in Chicago, Illinois, McLean, Virginia, Montreal, Quebec, New York, New York and St. Louis, Missouri, a sales and business development office in Menlo Park, California and a sales and professional services office in Raleigh, North Carolina. We lease a sales and support office in Bad Homburg, Germany.

Legal Proceedings

    We are subject to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any of these legal matters will have a significant adverse effect on our consolidated results of operations or consolidated financial position.

                                   MANAGEMENT

Executive Officers and Directors

    Our executive officers and directors and their respective ages and positions as of December 31, 1999, are as follows:

Name                      Age Position with Entrust
----                      --- ---------------------
John A. Ryan............   43 President, Chief Executive Officer and Director
Brian O'Higgins.........   44 Executive Vice President and Chief Technology Officer
Richard D. Spurr........   46 Executive Vice President, Global Sales And Services
David L. Thompson.......   46 Senior Vice President, Finance and Chief Financial Officer
Hansen Downer...........   47 Vice President, Professional Services
F. William Conner.......   40 Chairman of the Board
Butler C. Derrick, Jr...   63 Director
Jawaid Ekram............   49 Director
Terrell B. Jones........   50 Director
Michael P. Ressner......   51 Director
Christopher M. Stone....   42 Director
James A. Thomson........   54 Director

    John A. Ryan has served as our President and Chief Executive Officer and as a director since our founding in December 1996. From October 1995 until December 1996, he served as the Vice President and General Manager for the Multimedia and Internet Solutions business unit of Nortel Networks. Prior to that time, from August 1992 until October 1995, he served as Assistant Vice President, Marketing for the Enterprise Network group of Nortel Networks. Since joining Nortel Networks in 1981, he has also served in various senior positions in marketing, customer service and finance.

    Brian O'Higgins has served as our Executive Vice President and Chief Technology Officer since our founding in December 1996. Mr. O'Higgins co-founded the Nortel Networks Secure Networks business unit in 1994, which became Entrust Technologies Inc. in December 1996. Previously, he was employed by Bell Northern Research Ltd., the research and development subsidiary of Nortel Networks, which he joined in 1979.

    Richard D. Spurr has served as our Executive Vice President, Global Sales and Services since December 1999 and was our Senior Vice President, Sales and Marketing from March 1998 until December 1999. From June 1997 until March 1998, he served as our Senior Vice President of Global Sales. From December 1990 to March 1997, he held numerous executive positions for SEER Technologies, Inc., a developer of component-based software applications, including Vice President of Strategic Alliances from January 1994 to November 1996 and Vice President of Major Accounts from December 1996 to March 1997. From June 1974 until December 1990, Mr. Spurr served in various sales and sales management positions with IBM.

    David L. Thompson has served as our Senior Vice President, Finance and Chief Financial Officer since October 1999. From September 1996 to September 1999, he served as Vice President of Finance of Nortel Networks' Enterprise Solutions global business, which comprises customer premise data and voice equipment research, manufacturing, sales and service. From January 1994 to August 1996, he served as Vice President of Finance of Nortel Networks World Trade, the marketing, sales and service organization for Nortel Networks' suite of products outside North America. From January 1992 to December 1994, he served as Vice President of Finance for Nortel Networks' Asia/Pacific business.

    Hansen Downer has served as our Vice President, Professional Services since December 1997. From February 1997 to November 1997, Mr. Downer served as Vice President of Sales,

Marketing and New Product Development at Interpath Communications, Inc., an Internet service provider. From March 1996 until August 1996, Mr. Downer served as Vice President of Customer Service and Telecom Network Design for the Physician's Desktop Company, a network development company and a subsidiary of Imonics Corporation. From May 1995 until March 1996, Mr. Downer served as Vice President of Business Development at Imonics Corporation, a client server systems integration company focused on the health care industry. Prior to that time, from 1979 to December 1994, he worked for Nortel in a number of roles.

    F. William Conner has served on our board of directors since July 1997 and as Chairman of the Board since October 1998. He has served as Executive Vice President and President, Enterprise Solutions of Nortel Networks since November 1999. From July 1999 to October 1999, Mr. Conner served as Executive Vice President and Chief Marketing Officer of Nortel Networks. He served as Executive Vice President of Nortel Networks Corporate Marketing and Communications from September 1998 until August 1999. Mr. Conner served as Senior Vice President and President of Nortel Networks' Enterprise Data Networks line of business from February 1998 until September 1998. From August 1995 until February 1998, Mr Conner served as Executive Vice President, Sales and Marketing for the Enterprise Networks line of business of Nortel Networks. Prior to that time, from 1992 until July 1995, Mr. Conner held a variety of sales and marketing executive positions in the voice and data enterprise lines of business of Nortel Networks.

    Butler C. Derrick, Jr. has served on our board of directors since May 1999. Since August 1998, Mr. Derrick has been a Partner at the law firm of Power, Goldstein, Frazer & Murphy LLP, Washington, D.C. From January 1995 to July 1998, Mr. Derrick was a Partner at the law firm of Williams & Jensen, Washington, D.C. Mr. Derrick served in Congress as a United States Representative from South Carolina from January 1975 to January 1995. While in Congress, Mr. Derrick held numerous posts, including Deputy Majority Whip and Vice Chairman of the House Rules Committee.

    Jawaid Ekram has served on our board of directors since May 1999. Since December 1994, Mr. Ekram has been a Senior Vice President of Visa International Incorporated in various capacities. Currently Mr. Ekram is responsible for International Network & Global Access Technology Services. This worldwide online network supports the world's largest payment system for credit card authorization and settlement.

    Terrell B. Jones has served on our board of directors since November 1998. He has served as Chief Information Officer and Senior Vice President of the SABRE Group Holdings, Inc., an information technology company, as well as President of SABRE Interactive since July 1996. He previously served as President of the SABRE Computer Services for American Airlines from 1993 to 1996.

    Michael P. Ressner has served on our board of directors since May 1999. He has served as the Vice President of Finance of Nortel Networks Enterprise Solutions group since February 1999. From May 1994 to January 1999, Mr. Ressner served as Vice President of Finance for the Carrier Solutions business unit of Nortel Networks. Prior to these assignments, Mr. Ressner held a number of senior finance management posts within various business units of Nortel Networks.

    Christopher M. Stone has served on our board of directors since May 1999. He founded Tilion.com Inc., a company which builds B2B Internet infrastructure for Web intelligence, and has served as its Chief Executive Officer since November 1999. From 1989 to October 1999, he served as Senior Vice President of Strategy and Corporate Development at Novell, Inc., a network software provider. Prior to joining Novell in 1989, Mr. Stone founded Object Management Group, Inc., a not-for-profit corporation that develops specifications for the software industry, and served as its Chairman, President and Chief Executive Officer.

    James A. Thomson has served on our board of directors since May 1999. He has served as President and Chief Executive Officer of RAND Corporation, a non-profit, non partisan research and analysis institution, since August 1989. Prior to joining RAND Corporation in 1981, Dr. Thomson was a member of the National Security Council staff at the White House.

    Each executive officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

                              SELLING STOCKHOLDERS

    The following table sets forth the beneficial ownership of our common stock as of December 31, 1999, and as adjusted to reflect the sale of the shares offered by this prospectus, by the selling stockholders.

    The number of shares beneficially owned by each selling stockholder is determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days after December 31, 1999 through the exercise of any stock option or other right. The inclusion of such shares in the table below, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person or entity.

                             Shares Beneficially                    Shares To Be
                                    Owned                        Beneficially Owned
                              Prior to Offering                    After Offering
                             -----------------------Shares to be ------------------
Name of Selling Stockholder    Number     Percent       Sold       Number   Percent
---------------------------  ------------ ---------------------- ---------- -------
Nortel Networks
 Corporation(1).........       23,567,789    46.8%   6,000,000   17,567,789  33.5%
John A. Ryan(2).........          942,103     2.0%     125,000      817,103   1.5%
Richard D. Spurr(3).....          183,000      *        25,000      158,000    *

--------
* less than 1%

    (1) The 23,567,789 shares beneficially owned by Nortel Networks Corporation consist of (a) 18,410,500 shares of common stock held of record by Nortel Networks Inc., a wholly owned subsidiary of Nortel Networks Corporation, and
(b) 5,157,289 shares of common stock issuable upon the exchange of 5,157,289 exchangeable shares of Entrust Technologies Limited, a majority-owned subsidiary, held by Nortel Networks Corporation. Nortel Networks Corporation also holds 5,157,289 shares of special voting stock. At any time prior to December 31, 2006, Nortel Networks Corporation may exchange one exchangeable share, together with one share of special voting stock, for one share of our common stock. The number of shares of common stock offered for sale consists of
(a) 5,157,289 shares of common stock issuable upon the exchange of the exchangeable shares of Entrust Technologies Limited held by Nortel Networks Corporation and (b) 842,711 shares of common stock held by Nortel Networks Inc. Nortel Networks Corporation has sole voting and investment power with respect to the shares of common stock held by Nortel Networks Inc. In addition to the number of shares shown as offered for sale in the table, Nortel Networks Corporation has granted the underwriters an option to purchase up to an additional 916,875 shares pursuant to the underwriters' over-allotment option. In the event the underwriters' over-allotment option is exercised in full, Nortel Networks Corporation will beneficially own 16,650,914 shares, or 31.5% after the offering.

    (2) Includes 936,037 shares issuable pursuant to options.

    (3) Consists of 183,000 shares issuable pursuant to options.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Ropes & Gray, Boston, Massachusetts, has represented the underwriters.

                                    EXPERTS

    The financial statements included in this prospectus as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

    This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the addresses listed above or from the SEC's Internet site.

    The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

  . Our Annual Report on Form 10-K for the year ended December 31, 1998, filed with the SEC on March 30, 1999;

  . Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the SEC on May 17, 1999;

  . Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the SEC on August 13, 1999;

  . Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed with the SEC on November 12, 1999;

  . Our Proxy Statement dated April 16, 1999, relating to our 1999 Annual Meeting of Stockholders;

  . The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 3, 1998; and

  . All of our filings pursuant to the Exchange Act after the date of the initial filing of this registration statement and prior to its effectiveness.

    You may request a copy of these documents, which will be provided to you at no cost, by contacting: Entrust Technologies, One Preston Park South, 4975 Preston Park Boulevard, Suite 400, Plano, Texas 75093, Attention: Investor Relations, (972) 943-7300.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Reports.............................................  F-2

Consolidated Balance Sheets at December 31, 1997 and 1998 and September
 30, 1999 (unaudited).....................................................  F-3

Consolidated Statements of Operations for the years ended December 31,
 1996, 1997 and 1998 and the nine months ended September 30, 1998 and 1999
 (unaudited)..............................................................  F-4

Consolidated Statements of Stockholders' Equity and Comprehensive Income
 for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999 (unaudited).....................................  F-5

Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997 and 1998 and the nine months ended September 30, 1998 and 1999
 (unaudited)..............................................................  F-7

Notes to Consolidated Financial Statements................................  F-8

                          INDEPENDENT AUDITORS' REPORT

To the Directors and Shareholders of Entrust Technologies Inc:

    We have audited the consolidated balance sheets of Entrust Technologies Inc. as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Entrust Technologies Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP
Dallas, Texas

February 5, 1999
(November 4, 1999 as to Note 11, third paragraph)

                           ENTRUST TECHNOLOGIES INC.

                          CONSOLIDATED BALANCE SHEETS
                  (in thousands of dollars, except share data)

                                                 December 31,     September 30,
                                               -----------------  -------------
                                                1997      1998        1999
                                               -------  --------  -------------
                                                                   (unaudited)
                    ASSETS
Current assets:
 Cash and cash equivalents.................... $ 4,025  $  3,712    $ 20,436
 Short-term marketable investments............   8,613    77,355      64,816
 Accounts receivable (net of allowance for
  doubtful accounts of $416 in 1997, $753 in
  1998, and $659 at September 30, 1999).......   7,152    14,013      18,154
 Other receivables............................   2,089     2,102       3,318
 Prepaid expenses.............................     455       994       1,756
                                               -------  --------    --------
   Total current assets.......................  22,334    98,176     108,480
Long-term marketable investment...............     --        --        2,384
Goodwill, net.................................     --      3,210       3,126
Property and equipment, net...................   1,680     4,874       6,323
Other long-term assets........................     743     1,569       1,863
                                               -------  --------    --------
   Total assets............................... $24,757  $107,829    $122,176
                                               =======  ========    ========
     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable............................. $ 1,236  $  7,187    $  5,672
 Accrued liabilities..........................   2,066     4,992       8,523
 Deferred income..............................   3,068     7,791       9,698
 Due to related party.........................   2,257       768         789
                                               -------  --------    --------
   Total current liabilities..................   8,627    20,738      24,682
Long-term debt and other long-term
 liabilities..................................   1,468        32          16
                                               -------  --------    --------
   Total liabilities..........................  10,095    20,770      24,698
                                               -------  --------    --------
Shareholders' equity:
 Preferred stock, par value $0.01 per share;
  none issued and outstanding.................     --        --          --
 Common stock:
   Common, par value $0.01 per share; no
    issued and outstanding shares at December
    31, 1997, 42,492,681 and 44,548,100 issued
    and outstanding shares at December 31,
    1998 and September 30, 1999,
    respectively..............................     --        425         445
   Series A and Series B common, par value
    $0.01 per share; 20,560,000 issued and
    outstanding shares at December 31, 1997,
    none issued and outstanding at December
    31, 1998 and September 30, 1999...........     205       --          --
 Special voting stock, par value $0.01 per
  share; exchangeable; 7,700,000 issued and
  outstanding shares at December 31, 1997,
  5,157,289 issued and outstanding shares at
  December 31, 1998 and September 30, 1999....      77        52          52
 Additional paid-in capital...................  15,744   112,483     119,491
 Unearned deferred compensation...............     --       (635)       (488)
 Accumulated other comprehensive loss.........     (15)      (89)        (95)
 Accumulated deficit..........................  (1,349)  (25,177)    (21,927)
                                               -------  --------    --------
   Total shareholders' equity.................  14,662    87,059      97,478
                                               -------  --------    --------
   Total liabilities and shareholders'
    equity.................................... $24,757  $107,829    $122,176
                                               =======  ========    ========

            See accompanying notes to consolidated financial statements

                           ENTRUST TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (in thousands of dollars, except share and per share data)

                                                          Nine Months Ended
                           Year Ended December 31,          September 30,
                         -----------------------------  ----------------------
                          1996     1997        1998        1998        1999
                         ------ ----------  ----------  ----------  ----------
                                                             (unaudited)
Revenues:
  License............... $8,689 $   16,486  $   36,773  $   25,640  $   42,056
  Services and
   maintenance..........  4,113      8,520      12,215       8,337      17,147
                         ------ ----------  ----------  ----------  ----------
    Total revenues...... 12,802     25,006      48,988      33,977      59,203
                         ------ ----------  ----------  ----------  ----------
Cost of revenues:
  License...............    393        502       1,985       1,319       1,412
  Services and
   maintenance..........  3,157      4,414       7,546       5,198       9,476
                         ------ ----------  ----------  ----------  ----------
    Total cost of
     revenues...........  3,550      4,916       9,531       6,517      10,888
                         ------ ----------  ----------  ----------  ----------
Gross profit............  9,252     20,090      39,457      27,460      48,315
                         ------ ----------  ----------  ----------  ----------
Operating expenses:
  Sales and marketing...  3,858     11,193      26,802      18,338      28,857
  Research and
   development..........  2,874      5,692      12,840       9,026      12,111
  General and
   administrative.......  2,464      3,695       5,046       3,627       5,369
  Acquired in-process
   research and
   development and
   goodwill
   amortization.........    --         --       20,564      20,386         534
                         ------ ----------  ----------  ----------  ----------
    Total operating
     expenses...........  9,196     20,580      65,252      51,377      46,871
                         ------ ----------  ----------  ----------  ----------
Income (loss) from
 operations.............     56       (490)    (25,795)    (23,917)      1,444
Interest income.........    --         723       1,807         734       2,733
                         ------ ----------  ----------  ----------  ----------
Income (loss) before
 income taxes...........     56        233     (23,988)    (23,183)      4,177
(Provision) benefit for
 income taxes...........    331        281         160         160        (927)
                         ------ ----------  ----------  ----------  ----------
Net income (loss)....... $  387 $      514  $  (23,828) $  (23,023) $    3,250
                         ====== ==========  ==========  ==========  ==========
Net income (loss) per
 share:
  Basic.................    --  $     0.02  $    (0.68) $    (0.70) $     0.07
  Diluted...............    --  $     0.01  $    (0.68) $    (0.70) $     0.06
Weighted average common
 shares used in per
 share computations:
  Basic.................    --  30,700,000  35,254,735  32,842,941  43,503,972
  Diluted...............    --  41,742,972  35,254,735  32,842,941  54,598,234

            See accompanying notes to consolidated financial statements

                           ENTRUST TECHNOLOGIES INC.

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
            for the years ended December 31, 1996, 1997 and 1998 and
                    the nine months ended September 30, 1999
                  (in thousands of dollars, except share data)

                                                                              Series B
                                          Series A           Series B        Non-Voting         Special
                     Common Stock       Common Stock       Common Stock     Common Stock     Voting Stock     Additional
                   ----------------- -------------------  ---------------- --------------- ------------------  Paid-In
                     Shares   Amount   Shares     Amount   Shares   Amount Shares   Amount   Shares    Amount  Capital
                   ---------- ------ -----------  ------  --------  ------ -------  ------ ----------  ------ ----------
Balances at
 December 31,
 1995............         --   $--           --   $ --         --    $--       --    $--          --    $--    $    --
 Change in
  shareholder's
  net
  investment.....         --    --           --     --         --     --       --     --          --     --         --
 Comprehensive
  income:
 Net income and
  total
  comprehensive
  income.........         --    --           --     --         --     --       --     --          --     --         --
                   ----------  ----  -----------  -----   --------   ----  -------   ----  ----------   ----   --------
Balances at
 December 31,
 1996............         --    --           --     --         --     --       --     --          --     --         --
 Series A common
  shares issued..         --    --    20,300,000    203        --     --       --     --          --               (173)
 Special Voting
  shares issued..         --    --           --     --         --     --       --     --    7,700,000     77        (66)
 Series B common
  shares issued..         --    --           --     --     221,052      2      --     --          --     --      15,302
 Series B Non-
  Voting common
  shares issued..         --    --           --     --         --     --    38,948    --          --     --       2,696
 Share capital
  issuance
  costs..........         --    --           --     --         --     --       --     --          --     --      (2,015)
 Change in
  shareholder's
  net
  investment.....         --    --           --     --         --     --       --     --          --     --         --
 Comprehensive
  income (loss):
 Net income......         --    --           --     --         --     --       --     --          --     --         --
 Translation
  adjustment.....         --    --           --     --         --     --       --     --          --     --         --
                   ----------  ----  -----------  -----   --------   ----  -------   ----  ----------   ----   --------
Balances at
 December 31,
 1997............         --    --    20,300,000    203    221,052      2   38,948    --    7,700,000     77     15,744
 Series A common
  shares issued
  on option
  exercise.......         --    --        14,346    --         --     --       --     --          --     --          31
 Unearned
  compensation
  related to
  stock options
  granted........         --    --           --     --         --     --       --     --          --     --         784
 Deferred
  compensation
  earned.........         --    --           --     --         --     --       --     --          --     --         --
 Series A common
  shares
  converted......  20,314,346   203  (20,314,346)  (203)       --     --       --     --          --     --         --
 Series B common
  shares
  converted......  13,063,836   131          --     --    (221,052)   (2)  (38,948)   --          --     --        (129)
 Special voting
  shares
  exchanged......   2,542,711    25          --     --         --     --       --     --   (2,542,711)   (25)       --
 Redeemable
  series A common
  shares issued
  and converted..   1,167,288    12          --     --         --     --       --     --          --     --      17,001
 Common shares
  issued.........   5,400,000    54          --     --         --     --       --     --          --     --      86,346
 Common shares
  issuance
  costs..........         --    --           --     --         --     --       --     --          --     --      (7,302)
 Common shares
  issued on
  option
  exercise.......       4,500   --           --     --         --     --       --     --          --     --           8
 Comprehensive
  income (loss):
 Net income......         --    --           --     --         --     --       --     --          --     --         --
 Translation
  adjustment.....         --    --           --     --         --     --       --     --          --     --         --
                   ----------  ----  -----------  -----   --------   ----  -------   ----  ----------   ----   --------
Balances at
 December 31,
 1998............  42,492,681   425          --     --         --     --       --     --    5,157,289     52    112,483
 Deferred
  compensation
  earned
  (unaudited)....         --    --           --     --         --     --       --     --          --     --         --
 Common shares
  issued on
  option exercise
  (unaudited)....   1,981,248    20          --     --         --     --       --     --          --     --       5,707
 Employee Stock
  Purchase Plan
  shares issued
  (unaudited)....      74,171   --           --     --         --     --       --     --          --     --       1,301
 Comprehensive
  income (loss):
 Net income
  (unaudited)....         --    --           --     --         --     --       --     --          --     --         --
 Translation
  adjustment
  (unaudited)....         --    --           --     --         --     --       --     --          --     --         --
                   ----------  ----  -----------  -----   --------   ----  -------   ----  ----------   ----   --------
Balances at
 September 30,
 1999
 (unaudited).....  44,548,100  $445          --   $ --         --    $--       --    $--    5,157,289    $52   $119,491
                   ==========  ====  ===========  =====   ========   ====  =======   ====  ==========   ====   ========

            See accompanying notes to consolidated financial statements

                           ENTRUST TECHNOLOGIES INC.

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND
                       COMPREHENSIVE INCOME--(Continued)
          for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999
                  (in thousands of dollars, except share data)

                                        Accumulated
                            Unearned       Other     Accumulated Comprehensive     Total
                            Deferred   Comprehensive   Income       Income     Shareholders'
                          Compensation     Loss       (Deficit)     (Loss)        Equity
                          ------------ ------------- ----------- ------------- -------------
Blanaces at December 31,
 1995...................     $ --          $--        $  1,672                    $ 1,672
 Change in shareholder's
  net investment........       --           --          (2,119)                    (2,119)
 Comprehensive income:
 Net income and total
  comprehensive income..       --           --             387     $    387           287
Balances at December 31,
 1996...................       --           --             (60)                       (60)
 Series A common shares
  issued................       --           --             --                          30
 Special Voting shares
  issued................       --           --             --                          11
 Series B common shares
  issued................       --           --             --                      15,304
 Series B Non-Voting
  common shares issued..       --           --             --                       2,696
 Share capital issuance
  costs.................       --           --             --                      (2,015)
 Change in shareholder's
  net investment........       --           --          (1,803)                    (1,803)
 Comprehensive income
  (loss):
 Net income.............       --           --             514     $    514           514
 Translation
  adjustment............       --           (15)           --           (15)          (15)
                             -----         ----       --------     --------       -------
 Total comprehensive
  income................                                           $    499
                                                                   ========
Balances at December 31,
 1997...................       --           (15)        (1,349)                    14,662
 Series A common shares
  issued on option
  exercise..............       --           --             --                          31
 Unearned compensation
  related to stock
  options granted.......      (784)         --             --                         --
 Deferred compensation
  earned................       149          --             --                         149
 Series A common shares
  converted.............       --           --             --                         --
 Series B common shares
  converted.............       --           --             --                         --
 Special voting shares
  exchanged.............       --           --             --                         --
 Redeemable series A
  common shares issued
  and converted.........       --           --             --                      17,013
 Common shares issued...       --           --             --                      86,400
 Common shares issuance
  costs.................       --           --             --                      (7,302)
 Common shares issued on
  option exercise.......       --           --             --                           8
 Comprehensive income
  (loss):
 Net income.............       --           --         (23,828)    $(23,828)      (23,828)
 Translation
  adjustment............       --           (74)           --           (74)          (74)
                             -----         ----       --------     --------       -------
 Total comprehensive
  loss..................                                           $(23,902)
                                                                   ========
Balances at December 31,
 1998...................      (635)         (89)       (25,177)                    87,059
 Deferred compensation
  earned (unaudited)....       147          --             --           --            147
 Common shares issued on
  option exercise
  (unaudited)...........       --           --             --           --          5,727
 Employee Stock Purchase
  Plan shares issued
  (unaudited)...........       --           --             --           --          1,301
 Comprehensive income
  (loss):
 Net income
  (unaudited)...........       --           --           3,250     $  3,250         3,250
 Translation adjustment
  (unaudited)...........       --            (6)           --            (6)           (6)
                             -----         ----       --------     --------       -------
 Total comprehensive
  income................                                           $  3,244
                                                                   ========
Balances at September
 30, 1999 (unaudited)...     $(488)        $(95)      $(21,927)                   $97,478
                             =====         ====       ========                    =======

            See accompanying notes to consolidated financial statements

                           ENTRUST TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (in thousands of dollars)

                                                            Nine Months Ended
                               Year Ended December 31,        September 30,
                             -----------------------------  -------------------
                               1996      1997      1998       1998       1999
                             --------  --------  ---------  ---------  --------
                                                               (unaudited)
Cash flows from operating
 activities:
 Net income (loss).........  $    387  $    514  $ (23,828) $ (23,023) $  3,250
 Adjustments to reconcile
  net income (loss) to net
  cash provided by (used
  in) operating
  activities:
   Depreciation and
    amortization...........       204       360      1,261        843     2,229
   Adjustment to cumulative
    translation account....       --        (15)       (74)         4        (6)
   Deferred income taxes...         4      (743)      (143)      (257)      (33)
   Deferred compensation
    earned.................       --        --         149        100       147
   Acquired in-process
    research and
    development............       --        --      20,208     20,208       --
   Changes in operating
    assets and liabilities:
     Increase in accounts
      receivable...........      (967)   (4,665)    (6,212)    (4,556)   (4,141)
     Decrease (increase) in
      other receivables....       --     (2,089)      (125)       414      (521)
     Increase in prepaid
      expenses.............       (40)     (400)      (504)      (567)     (669)
     Increase in other
      assets...............       --        --        (178)       --        --
     Increase (decrease) in
      accounts payable.....       647       335      4,755      2,425    (1,515)
     Increase in accrued
      liabilities..........       891     1,121      1,998      1,553     3,542
     Increase in deferred
      income...............     1,686     1,186      4,573      3,627     1,907
     Increase (decrease)
      due to related
      party................       --      2,257     (2,588)    (2,576)       21
                             --------  --------  ---------  ---------  --------
     Net cash provided by
      (used in) operating
      activities...........     2,812    (2,139)      (708)    (1,805)    4,211
                             --------  --------  ---------  ---------  --------
Cash flows from investing
 activities:
 Purchases of marketable
  investments..............       --    (12,308)  (145,188)   (52,227)  (87,603)
 Dispositions of
  marketable investments...       --      3,695     76,446     21,531    97,758
 Purchases of property and
  equipment................      (693)     (895)    (3,791)    (1,345)   (3,144)
 Increase in goodwill and
  other long-term assets...       --        --        (393)       --     (1,518)
 Payment on purchase of r3
  Security Engineering
  AG.......................       --        --      (4,391)    (4,391)      --
                             --------  --------  ---------  ---------  --------
     Net cash provided by
      (used in) investing
      activities...........      (693)   (9,508)   (77,317)   (36,432)    5,493
                             --------  --------  ---------  ---------  --------
Cash flows from financing
 activities:
 Proceeds from long-term
  debt.....................       --      1,449        --         --        --
 Repayment of long-term
  debt.....................       --        --      (1,425)    (1,422)       (8)
 Transfers from Nortel.....     9,716       --         --         --        --
 Transfers to Nortel.......   (11,835)   (1,803)       --         --        --
 Proceeds from exercise of
  stock options and
  employee stock purchase
  plan.....................       --        --          39         31     7,028
 Proceeds from issuance of
  5,400,000 common shares,
  net of issuance costs of
  $7,302...................       --        --      79,098     79,098       --
 Proceeds from issuance of
  common and special
  voting stock, net of
  issuance costs of
  $2,015...................       --     16,026        --         --        --
                             --------  --------  ---------  ---------  --------
     Net cash provided by
      (used in) financing
      activities...........    (2,119)   15,672     77,712     77,707     7,020
                             --------  --------  ---------  ---------  --------
Net change in cash and cash
 equivalents...............       --      4,025       (313)    39,470    16,724
Cash and cash equivalents
 at beginning of period....       --        --       4,025      4,025     3,712
                             --------  --------  ---------  ---------  --------
Cash and cash equivalents
 at end of period..........  $    --   $  4,025  $   3,712  $  43,495  $ 20,436
                             ========  ========  =========  =========  ========
Non-cash investing and
 financing activities:
 Issuance of redeemable
  Series A common stock
  (and subsequent
  conversion into common
  stock) related to the
  acquisition of r3
  Security Engineering
  AG.......................  $    --   $    --   $  17,013  $  17,013  $    --
                             ========  ========  =========  =========  ========

            See accompanying notes to consolidated financial statements

                           ENTRUST TECHNOLOGIES INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (in thousands of dollars, except share and per share data)

1. Background and Basis of Presentation

Background

    In January 1994, Nortel Networks Corporation, and its subsidiary Nortel Networks Inc. (collectively "Nortel"), established the Secure Networks group (the "Division") to pursue the development and sales of public key infrastructure ("PKI") products. PKI products combine powerful public key data encryption technology with transparent, life cycle digital certificate management to enable users to communicate securely over public and private networks.

    During 1996, Nortel announced its intention to create a separate company, Entrust Technologies Inc. (the "Company") consisting of the operations of the Division (the "Separation"). The Company was incorporated in December 1996 with nominal share capital, all of which was contributed by Nortel. At the close of business on December 31, 1996, Nortel transferred to the Company certain of the assets and liabilities, intellectual property, rights, licenses and contracts of the Division of Nortel.

    In exchange, Nortel received 20,300,000 shares of the Company's Series A Common stock, 7,700,000 shares of the Company's Special Voting stock, and cash consideration. At the close of business on December 31, 1996, the Company issued 260,000 shares of its Series B common stock in a private placement for $100 per share less underwriting costs and commissions of $7.75 per share. After the completion of the private placement, Nortel owned approximately 73.0% of the outstanding shares of the Company's common stock assuming conversion of the Series B common stock and Series B Non-Voting common stock into an aggregate of 13,063,836 shares of Series A common stock.

    On August 21, 1998, the Company closed its initial public offering ("IPO"), issuing 5,400,000 shares of its Common stock at an initial public offering price of $16 per share. The net proceeds to the Company from the offering, after deducting underwriting discounts and commissions and offering expenses incurred by the Company, were approximately $79.1 million. See note 8 for further detail regarding changes in the issued capital of the Company. Immediately following the IPO, Nortel owned approximately 55.3% of the Company's Common stock.

    At September 30, 1999, Nortel owned approximately 51.2% of the Company's Common stock.

Basis of presentation

    The historical comparative year results, comprising the statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996, represent the operations of the Division transferred to the Company from Nortel in the Separation (the "Company Business"). These historical results of the Division present the financial position of the Division as a separate reporting entity independent of Nortel and its subsidiaries, as if the Division were a stand-alone entity for that period. The 1996 consolidated financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Company Business. Changes in shareholder's net investment in 1996 represent Nortel's contribution of its net investment after giving effect to the net income (loss) of the Division and net cash transfers to or from the Division. The shareholder's net investment was not transferred to the Company as part of the Separation.

    The 1996 consolidated financial statements, presented here for comparison purposes, include certain Nortel corporate costs that were allocated to the Division using procedures deemed

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)

appropriate for the nature of the expenses involved. The procedures utilized various allocation bases such as invested net assets, number of employees and related payroll costs, and direct effort expended. Management believes that the allocations reflected in the 1996 consolidated financial statements are reasonable, but they were not necessarily indicative of the costs that would have been incurred had the Division functioned as a stand-alone company. No Nortel corporate costs were allocated to the Company, in this way, in the years ended December 31, 1997 and 1998 or the nine months ended September 30, 1999. After the Separation, Nortel continued to provide certain "corporate" services to the Company. Fees charged for such services are based on Nortel's internal usage-based fee structures where applicable or Nortel's direct cost of services, including total compensation and out-of-pocket expenses.

2. Significant Accounting Policies

Consolidation

    The consolidated financial statements of the Company include the accounts of its majority-owned Canadian subsidiary, Entrust Technologies Limited, its wholly-owned U.K. subsidiary, Entrust Technologies (UK) Limited, its wholly-owned German subsidiary, Entrust Technologies GmbH, and, its wholly-owned Swiss subsidiary, r/3/ Security Engineering AG. The minority interest in the Canadian subsidiary has been insignificant to date. All significant intercompany transactions and accounts are eliminated in consolidation.

Translation of foreign currencies

    The accounts of the Company's subsidiaries have been translated into U.S. dollars. Assets and liabilities have been translated at the exchange rates in effect at the balance sheet date. Revenues, expenses and cash flow amounts are translated at average rates for the period. The resulting translation adjustments are included in comprehensive income as a separate component of shareholders' equity. Gains and losses from foreign currency transactions are included in the determination of net income and are not material.

    The Company does not use hedging or derivatives and, as a result, may be exposed to currency translation adjustments in the future. However, the Company transacts the majority of its international sales in U.S. dollars, except for Canada where the Company has both significant costs and revenues, which the Company believes mitigates the potential impact of currency fluctuations.

    The Company is subject to foreign currency exchange risk in the form of exposures to changes in currency exchange rates between the United States and Canada, Germany, Switzerland and the United Kingdom. Management periodically reviews the potential financial impact of this risk and currently believes that the Company is not subject to significant potential losses as a result.

Revenue recognition

    The Company generates revenues primarily from licensing the rights to its software products to end-users and from sublicense fees from resellers. The Company also generates revenues from consulting, training and post-contract support ("maintenance"). In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition", which the Company adopted, effective January 1, 1998. Such

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)

adoption had no effect on the Company's method of recognizing revenues. Prior to 1998, the Company's revenue recognition policy was in accordance with the provisions of the preceding authoritative guidance provided by SOP 91-1 "Software Revenue Recognition".

    Revenues from perpetual software license agreements are recognized as revenue upon receipt of an executed license agreement, or an unconditional order under an existing license agreement, and shipment of the software, if there are no significant remaining vendor obligations, collection of the receivable is probable and payment is due within twelve months.

    Revenues from maintenance services are recognized ratably over the term of the maintenance period, which is typically one year. If maintenance services are included free of charge or discounted in a license agreement, such amounts are unbundled from the license fee at their fair market value based upon the value established by independent sales of such maintenance to customers. Revenues from the sale of Entrust.net Web server certificates are also recognized ratably over the term of the certificate (typically one to two years).

    Consulting and training revenues are generally recognized as the services are performed. Consulting services are typically performed under separate service agreements and are usually performed on a time and materials basis. Such services primarily consist of implementation services related to the installation and deployment of the Company's products and do not include significant customization or development of the underlying software code.

    The Company uses the percentage of completion method to account for large custom development contracts. Under this method, the Company recognizes revenue and profit as the work on the contract progresses. Revenues are recognized by applying the percentage of the total cost incurred to date divided by the total estimated contract cost to the total contract value, and any projected loss is recognized immediately. The total project cost estimates are reviewed on a regular basis.

Cost of revenues

    Cost of licenses includes the cost of media, product packaging, documentation and other production costs and third-party royalties.

    Cost of services and maintenance consists primarily of salaries, benefits and allocated overhead costs related to consulting, training and customer support personnel, including the cost of third-party consultants engaged by the Company.

Research and development costs

    To date the Company has not capitalized any software development costs under Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or otherwise Marketed". The Company has defined attainment of technological feasibility as completion of a working model. The period of time beginning with the establishment of a working model and ending when a product is offered for sale is typically very short. Accordingly, costs that were eligible for capitalization were insignificant.

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)


Cash and cash equivalents

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company's cash and cash equivalents are maintained with a bank and a brokerage institution. Prior to January 1, 1997, the Company, as a division of Nortel, participated in the Nortel cash management system and, accordingly, did not maintain cash balances other than minimal amounts.

Marketable investments

    Marketable investments consist of investments in a strategic cash management account. This account is invested primarily in highly rated corporate securities, in securities guaranteed by the U.S. government or its agencies and highly rated municipal bonds primarily with a remaining maturity of not more than 12 months. The Company has the intent and ability to hold all investments until maturity. Therefore, all such investments are classified as held to maturity investments and stated at amortized cost. At December 31, 1997 and 1998 and September 30, 1999 (unaudited) the amortized cost of the Company's investments approximated fair value.

    The Company's marketable investments consist of the following:

                           December 31, 1998             September 30, 1999
                         ---------------------- ------------------------------------
                                    Maturity of             Maturity of Maturity of
                           Total    Securities     Total    Securities   Securities
                         Amortized  Within One   Amortized  Within One  Greater Than
                         Cost Basis    Year     Cost Basis     Year       One Year
                         ---------- ----------- ----------- ----------- ------------
                                                (unaudited) (unaudited) (unaudited)
U.S. government agency
 debt securities........  $ 7,825     $ 7,825     $13,394     $13,394      $  --
Corporate debt
 securities.............   69,530      69,530      53,806      51,422       2,384
                          -------     -------     -------     -------      ------
                          $77,355     $77,355     $67,200     $64,816      $2,384
                          =======     =======     =======     =======      ======

Accounts receivable
    The Company's customer base consists primarily of large, well-established companies or government agencies. Five customers accounted for approximately 55% and 45% of accounts receivable as of December 31, 1997 and 1998, respectively, and approximately 44% as of September 30, 1999 (unaudited). The Company performs ongoing credit evaluations of its customers, and generally, does not require collateral from its customers to support accounts receivable. Requests to extend significant credit to customers are reviewed and approved by senior management. The Company maintains an allowance for potential losses due to credit risk, but has not experienced significant write-offs. Management believes that the reserves for losses are adequate. The following table summarizes the changes in the allowance for doubtful accounts:

                                                  December 31,   September 30,
                                                  -------------  -------------
                                                   1997   1998       1999
                                                  ------ ------  -------------
                                                                  (unaudited)
   Allowance for doubtful accounts, beginning of
    period......................................  $  129 $  416      $753
   Additional provision.........................     287    450       290
   Amounts written-off..........................     --    (113)     (384)
                                                  ------ ------      ----
   Allowance for doubtful accounts, end of
    period......................................  $  416 $  753      $659
                                                  ====== ======      ====

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)


Other receivables

    Other receivables include federal income tax and Canadian goods and services tax refunds of $1,644 and $973 at December 31, 1997 and 1998, respectively, and $1,139 at September 30, 1999 (unaudited). Other receivables also includes work-in-process relating to a long-term percentage-of-completion contract of $432 and $826 at December 31, 1997 and 1998, respectively, and $1,199 at September 30, 1999 (unaudited).

Property and equipment

    Property and equipment is stated at cost. Depreciation is calculated generally using the straight-line method over the estimated useful lives of the assets. The expected useful lives of the furniture and fixtures, computer and telecom equipment and software is three to five years and the remaining term of the facility lease for leasehold improvements.

    When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations. Maintenance and repairs are charged to operations as incurred.

    Assets are reviewed for impairment on the basis of undiscounted cash flows. If the cash flows are less than the asset's carrying value, the asset is written down to its fair value.

Goodwill and other assets

    Goodwill is stated net of accumulated amortization of $356 and $890 at December 31, 1998 and September 30, 1999 (unaudited), respectively. Goodwill is being amortized on a straight-line basis over five years. Included in other long- term assets is an investment of $393 at December 31, 1998 and September 30, 1999 (unaudited), which represents a 10% ownership interest in Entrust Japan. Other long-term assets also include costs incurred of $1,068 at September 30, 1999 (unaudited) primarily for licenses used by the Company to provide services. These costs are amortized straight-line over three to four years and are stated net of accumulated amortization of $56 at September 30, 1999 (unaudited).

Income taxes

    The Company uses the asset and liability method to account for income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for accounting purposes, and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in statutory tax rates is recognized in net income in the year of change. A valuation allowance is recorded for those deferred income tax assets whose recoverability is not sufficiently likely. As the Company operated as a division of Nortel in 1996, it did not file separate income tax returns. Income tax expense has been estimated based upon an application of Nortel's effective tax rate for that period.

Stock-based compensation

    Stock-based compensation arising from stock option grants is accounted for by the intrinsic value method under Accounting Principles Board ("APB") Opinion No. 25. Statement of Financial Accounting Standards ("SFAS") No. 123 encourages (but does not require) the cost of stock-based

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)

compensation arrangements with employees to be measured based on the fair value of the equity instrument awarded. As permitted by SFAS No. 123, the Company applies APB Opinion No. 25 to its stock-based compensation awards to employees and discloses in Note 9 the required pro forma effect on net income and earnings per share.

Net income (loss) per share

    Basic net income (loss) per share is computed by dividing the net income
(loss) by the weighted average number of shares of Common stock of all classes outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of Common stock and potential Common stock outstanding, and when dilutive, exchangeable Special Voting stock on an as-if exchanged basis, and options to purchase Common stock using the treasury stock method. The dilutive effect of the exchangeable Special Voting stock and the options to purchase Common stock are excluded from the computation of diluted net income (loss) per share if their effect is antidilutive. For the year ended December 31, 1998, the antidilutive effect excluded from the diluted net loss per share computation due to the exchangeable Special Voting stock outstanding was 6,767,673 shares, conversion rights of Series B was 1,687,096 shares, and options to purchase Common stock was 5,437,769 shares. For the nine months ended September 30, 1998 (unaudited) the antidilutive effect excluded from the diluted net loss per share computation due to the exchangeable Special Voting stock outstanding was 7,304,467 shares, conversion rights of Series B was 2,249,600 shares, and the option to purchase Common stock was 5,156,750 shares.

    Net income (loss) per share has been calculated as follows:

                                   December 31,             September 30,
                              -----------------------  ------------------------
                                 1997        1998         1998         1999
                              ----------- -----------  -----------  -----------
                                                             (unaudited)
Net income (loss) available
 to common shareholders (in
 thousands).................. $       514 $   (23,828) $   (23,023) $     3,250
                              =========== ===========  ===========  ===========
Weighted average common
 shares outstanding:
Basic:
  Basic weighted average
   common shares
   outstanding...............  30,700,000  35,254,735   32,842,941   43,503,972
                              ----------- -----------  -----------  -----------
  Basic net income (loss) per
   share..................... $      0.02 $    ( 0.68) $     (0.70) $      0.07
                              =========== ===========  ===========  ===========
Diluted:
  Basic weighted average
   common shares
   outstanding...............  30,700,000  35,254,735   32,842,941   43,503,972
                              ----------- -----------  -----------  -----------
  Exchange rights on Special
   Voting stock..............   7,700,000         N/A          N/A    5,157,289
  Additional conversion
   rights of Series B Voting
   and Non-Voting common
   stock.....................   2,663,836         N/A          N/A          --
  Net effect of dilutive
   options using the treasury
   stock method..............     679,136         N/A          N/A    5,936,973
                              ----------- -----------  -----------  -----------
    Subtotal.................  11,042,972         N/A          N/A   11,094,262
                              ----------- -----------  -----------  -----------
  Diluted weighted average
   common shares
   outstanding...............  41,742,972  35,254,735   32,842,941   54,598,234
                              =========== ===========  ===========  ===========
  Diluted net income (loss)
   per share................. $      0.01 $     (0.68) $     (0.70) $      0.06
                              =========== ===========  ===========  ===========

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)

Concentration of credit risk

    Financial instruments that potentially subject the Company to market and credit risk consist principally of cash equivalents, marketable investments and accounts receivable. The Company has investment policies that limit the amount of credit exposure to any one issuer and restrict placement of these investments to issuers evaluated as credit worthy. The Company maintains its cash equivalents, and marketable investments, with high quality financial institutions and investment managers. The Company performs periodic reviews of the credit standing of its investments and the financial institutions managing those investments.

Recent pronouncements

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments. SFAS No. 133 is effective beginning in 2000. The Company currently does not use hedging or derivatives and, as a result, does not anticipate any impact on the financial statements.

    In December 1998, the AICPA issued SOP No. 98-9, "Modifications of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP No. 98-9"). SOP No. 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement, whereby the total fair value of undelivered elements is deferred and recognized in accordance with the provisions of SOP No. 97-2, "Software Revenue Recognition". The Company will be required to implement the provisions of SOP No. 98-9 beginning in 2000. The Company does not expect the adoption of SOP No. 98-9 to have a material impact on its results of operations.

Use of estimates

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited interim financial information

    The consolidated financial statements as of and for the nine months ended September 30, 1998 and 1999 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of results to be expected for the full fiscal year.

                           ENTRUST TECHNOLOGIES INC.

          (in thousands of dollars, except share and per share data)

3. Acquisition of r/3/ Security Engineering AG and Acquired
  In-Process Research and Development

    On June 8, 1998, the Company completed the acquisition of r/3/ Security Engineering AG ("r/3/"), a company based in Zurich, Switzerland which provides consulting, applied research and product development services related to commercial security and encryption solutions. The Company acquired all the outstanding shares of r/3/ for an aggregate purchase price of $23,774, which included approximately $4,391 in cash, $17,013 representing 1,167,288 shares of Redeemable Series A common stock (subsequently converted into Common stock upon the closing of the Company's initial public offering), approximately $994 in assumed net liabilities and acquisition expenses, and approximately $1,376 of adjustments to the June 8, 1998 opening balance sheet of r/3/ to record the acquired assets and liabilities at fair value.

    This acquisition has been accounted for under the purchase method of accounting. In connection with the purchase price allocation, the Company obtained an independent appraisal of the intangible assets which indicated approximately $20,208 of the acquired intangible assets consisted of in-process product development. The development of these projects had not reached technological feasibility and the technology has no alternative future use. Further, management estimates that related development costs will continue to be incurred and, accordingly, the $20,208 was included as an expense in the consolidated statement of operations for the year ended December 31, 1998. Goodwill of $3,566 and $450 was recorded as a result of this acquisition, in 1998 and 1999 (unaudited), respectively.

    The following unaudited pro forma data summarize the combined results of operations of Entrust Technologies Inc. and r/3/ as if the acquisition had taken place as of the beginning of the years presented, and accordingly, excludes the $20,208 write-off of in-process research and development in 1998 as it would have been a charge to beginning retained earnings, and includes a full year of goodwill amortization for each year presented.

                                                       Year ended December 31,
                                                       -----------------------
                                                          1997         1998
                                                       -----------  -----------
   Revenues........................................... $    28,635  $    50,589
                                                       ===========  ===========
   Net loss...........................................        (705)      (4,923)
                                                       ===========  ===========
   Basic and diluted net loss per share...............       (0.02)       (0.14)
                                                       ===========  ===========

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)


4. Property and Equipment

    Property and equipment, at cost, consist of the following:

                                                December 31,     September 30,
                                               ----------------  -------------
                                                1997     1998        1999
                                               -------  -------  -------------
                                                                  (unaudited)
   Computer and telecom equipment............. $ 1,491  $ 3,345     $ 4,390
   Furniture and fixtures.....................      86    1,180       1,795
   Leasehold improvements.....................     639    1,504       1,914
   Internal-use software......................     218      668       1,209
                                               -------  -------     -------
                                                 2,434    6,697       9,308
   Less: accumulated depreciation and
    amortization..............................    (754)  (1,823)     (3,518)
                                               -------  -------     -------
   Subtotal...................................   1,680    4,874       5,790
   Assets to be placed in service.............     --       --          533
                                               -------  -------     -------
   Total property and equipment, net.......... $ 1,680  $ 4,874     $ 6,323
                                               =======  =======     =======

5. Accrued Liabilities

    Accrued liabilities consist of the following:
                                                December 31,     September 30,
                                               ----------------  -------------
                                                1997     1998        1999
                                               -------  -------  -------------
                                                                  (unaudited)
   Payroll and related benefits............... $ 1,532  $ 3,127     $ 3,079
   Stock option witholding taxes payable......     --       --        2,886
   Other......................................     534    1,865       2,558
                                               -------  -------     -------
                                               $ 2,066  $ 4,992     $ 8,523
                                               =======  =======     =======

6. Long-Term Debt

    At December 31, 1997, the Company had an installment note with a financial institution for $1,449. This obligation was unsecured with interest at an effective rate of 6.9% per annum and was retired in 1998.

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)


7. Income Taxes

    The following table presents the U.S. and foreign components of income
(loss) before income taxes and the provision for income taxes. 1996 figures are estimated on a pro forma basis for comparative purposes.

                                                             Year ended
                                                            December 31,
                                                         ---------------------
                                                         1996  1997     1998
                                                         ----  -----  --------
   Income (loss) before income taxes
     United States...................................... $ (8) $   2  $(22,108)
     Foreign............................................   64    231    (1,880)
                                                         ----  -----  --------
                                                         $ 56  $ 233  $(23,988)
                                                         ====  =====  ========
   (Provision) benefit for income taxes
     Current:
       Federal.......................................... $--   $(337) $    140
       State and local..................................  --     (76)       79
       Foreign..........................................  331    (49)     (202)
                                                         ----  -----  --------
                                                          331   (462)       17
                                                         ----  -----  --------
     Deferred:
       Federal..........................................  --     119       (52)
       State and local..................................  --      28         7
       Foreign..........................................         596       188
                                                         ----  -----  --------
                                                          --     743       143
                                                         ----  -----  --------
   Total benefit for income taxes....................... $331  $ 281  $    160
                                                         ====  =====  ========

    A reconciliation between income taxes computed at the federal statutory rate and income tax benefit is shown below:

                                                               Year ended
                                                              December 31,
                                                            ------------------
                                                            1996  1997   1998
                                                            ----  ----  ------
   Income tax (provision) benefit at federal statutory
    rate..................................................  $(19) $(79) $8,156
   State and local taxes, net of federal benefits.........   --    (48)     57
   Foreign earnings benefit (tax) at different rate.......    (6)   15      80
   Acquired in-process research and development and other
    expenses not deductible for tax purposes..............   --    --   (6,913)
   Valuation allowances on benefit of tax losses..........   --    --   (1,220)
   Foreign research and development tax credits utilized..   331   393     --
   Utilization of tax loss carry-forwards.................    25   --      --
                                                            ----  ----  ------
   Total benefit for income taxes.........................  $331  $281  $  160
                                                            ====  ====  ======

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)


    Deferred income taxes represent the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and
(b) net operating loss (NOL) and tax credit carry-forwards. The tax effects of significant items comprising the Company's net deferred tax benefits (liabilities) are as follows:

                                 December
                                    31,
                                ------------
                                1997   1998
                                ----  ------
   Current asset:
     Accruals and valuation
      allowances not currently
      deductible............... $--   $  157
     Deferred income currently
      taxable..................  347     426
                                ----  ------
       Total...................  347     583
                                ----  ------
   Non-current asset
    (liability):
     Accelerated depreciation
      for tax purposes.........   (7)    (34)
     United States and Foreign
      NOL carry-forwards.......  --    1,220
     Valuation allowance.......  --   (1,220)
     Foreign research and
      development tax credit
      carry-forwards...........  384   1,307
     Valuation allowance.......  --     (989)
                                ----  ------
       Total...................  377     284
                                ----  ------
   Net deferred tax asset...... $724  $  867
                                ====  ======

    As at December 31, 1998, the Company has available the following income tax carry-forwards to reduce future income tax liabilities:

                                                                        Period
                                                                Amount Expiring
                                                                ------ ---------
   Net operating losses (tax benefits):
     United States............................................. $  598      2013
     Foreign...................................................    622      2005
                                                                ------
                                                                 1,220
   Foreign research and development tax credits................  1,307 2007-2008
                                                                ------
                                                                $2,527
                                                                ======

8. Capital Stock

    On January 24, 1997, the Board of Directors declared a 10-for-1 stock split effected in the form of a stock dividend, payable to the shareholders of Series A common stock and Special Voting stock. On June 18, 1998, the Board of Directors approved an increase in the authorized number of shares of Series A common stock from 15,000,000 to 100,000,000, Preferred stock from 500,000 to 5,000,000 and Special Voting stock from 2,500,000 to 15,000,000.

    The Board of Directors also approved on June 18, 1998 a 4-for-1 stock split, effected in the form of a stock dividend payable to the shareholders of Series A common stock and Special Voting stock. In addition, the Board of Directors approved an amendment to the Company's Articles of Incorporation, which redesignated the Series A common stock as Common stock effective upon the completion of the Company's initial public offering. The consolidated financial statements have been restated to reflect the increase in the number of authorized shares and these stock splits.

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)


    Concurrent with the closing of the initial public offering on August 21, 1998, each of the 20,314,346 outstanding shares of the Company's Series A common stock and each of the 1,167,288 outstanding shares of the Company's Redeemable Series A common stock were automatically converted into one share of Common stock. Also, the 260,000 outstanding shares of the Company's Series B (including non-voting) common stock were automatically converted into 13,063,836 shares of Common stock. Furthermore, the majority shareholder of the Company exercised its option to exchange 2,542,711 shares of the Company's Special Voting stock into the equivalent number of shares of Common stock. After this exchange, the remaining number of issued and outstanding Special Voting shares was 5,157,289.

Common Stock

    The holders of Common stock are entitled to one vote per share and are entitled to dividends when and if declared by the Board of Directors of the Company. The Company is authorized to issue up to 100,000,000 shares of Common stock.

Series A and Series B Common Stock

    The holders of Series A and Series B common stock were entitled to one vote per share and were entitled to dividends when and if declared by the Board of Directors of the Company. The Series B Non-Voting common stock had the same rights and privileges as the Series B common stock except for the non-voting nature of the stock and it is exchangeable at the option of the holder into Series B common stock. The Company's Series B common stock and Series B Non-Voting common stock were automatically converted into 13,063,836 shares of Common stock upon completion of the public offering of the Company's Common stock. Also, the Company's Series A common stock was converted to Common stock upon completion of the public offering. As of December 31, 1998, there were no issued and outstanding shares of the Company's Series A and Series B common stock.

Redeemable Series A Common Stock

    The holders of the Redeemable Series A common stock were entitled to the same rights and privileges as the Series A common stock. The 1,167,288 of these issued and outstanding shares were converted to an equivalent number of shares of Common stock upon completion of the public offering of the Company's Common stock. As of December 31, 1998, there were no issued and outstanding shares of the Company's Redeemable Series A common stock.

Special Voting Stock

    The holders of the Special Voting stock also hold an equivalent number of Exchangeable shares in the Company's majority-owned subsidiary, Entrust Technologies Limited. At any time prior to December 31, 2006, the holders of the Special Voting stock have the right to exchange their shares of Special Voting stock and their Exchangeable shares in Entrust Technologies Limited into 5,157,289 shares of Common stock. The Company generally also has the right to demand such exchange on or before December 31, 2006.

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)


Preferred Stock

    The Company is authorized to issue up to 5,000,000 shares of Preferred stock in one or more series. Each such series of Preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights and liquidation preferences, as shall be determined by the Board of Directors. As of December 31, 1998, the Company had not issued any shares of Preferred stock.

9. Stock Options

Employee Stock Option Plan

    During the year ended December 31, 1997, the Company's shareholders approved the 1996 Stock Incentive Plan (the "Plan") applicable to the Company's full-time employees, officers, directors, and consultants and authorized 7,228,920 shares of Series A common stock (Common stock following the Company's public offering) for issuance thereunder. In May 1998, the Company's shareholders increased the authorized number of shares available for issuance under this plan to 7,630,920. On June 18, 1998, the Company's Board of Directors approved an increase of 2,369,080 in the number of shares available under the Plan, subject to shareholder approval. In July 1998, 400,000 of the shares available for issuance under the Plan were transferred to the Employee Stock Purchase Plan. On December 10, 1999, the Company's Board of Directors approved an increase of 2,500,000 in the number of shares available under the Plan. The options under the Plan are granted at the then-current fair market value of the Series A common stock (Common stock following the Company's public offering) of the Company and generally may be exercised in equal proportions over the defined vesting period for each grant, generally two to four years, and expire on the tenth anniversary or upon termination of employment.

    A summary of the activity under the Plan is set forth below:

                                          Options Outstanding
                                          --------------------
                                                      Weighted
                                Shares                Average
                              Available   Number of   Exercise
                              for Grant     Shares     Price
                              ----------  ----------  --------
   Balance at December 31,
    1996.....................        --          --      --
     Authorized..............  7,228,920         --      --
     Granted................. (6,628,800)  6,628,800   $2.16
     Forfeited...............    140,720    (140,720)   2.13
                              ----------  ----------
   Balance at December 31,
    1997.....................    740,840   6,488,080    2.16
     Authorized..............  2,371,080         --
     Granted................. (1,673,016)  1,673,016   11.79
     Forfeited...............    121,324    (121,324)   4.44
     Exercised...............        --      (18,846)   2.13
                              ----------  ----------
   Balance at December 31,
    1998.....................  1,560,228   8,020,926    4.13
     Granted (unaudited)..... (1,230,030)  1,230,030   24.59
     Forfeited (unaudited)...    178,738    (178,738)  16.18
     Exercised (unaudited)...        --   (1,981,248)   3.00
                              ----------  ----------
   Balance at September 30,
    1999 (unaudited).........    508,936   7,090,970    7.70
                              ==========  ==========

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)

    The number of outstanding options exercisable into common stock was 4,042,662 at September 30, 1999 (unaudited). The weighted average exercise price of these exercisable outstanding options was $2.95.

    The following table summarizes information concerning currently outstanding options as at September 30, 1999 (unaudited):

                                   Options Outstanding          Options Exercisable
                          ------------------------------------- --------------------
                                                       Weighted             Weighted
                           Number of  Weighted Average Average   Number of  Average
                            Options      Remaining     Exercise   Options   Exercise
Range of Exercise Prices  Outstanding Contractual Life  Price   Exercisable  Price
------------------------  ----------- ---------------- -------- ----------- --------
$2.13 to $2.50..........   4,577,890     7.4 years      $ 2.17   3,677,671   $ 2.16
$6.25...................     524,059     8.4 years      $ 6.25     167,893     6.25
$12.08 to $17.63........     672,251     8.8 years      $14.35     186,598    14.34
$19.50 to $26.25........   1,030,670     9.5 years      $22.55      10,500    22.88
$26.50 to $34.13........     286,100     9.6 years      $29.72         --       N/A
                           ---------                             ---------
                           7,090,970                             4,042,662
                           =========                             =========

Employee Stock Purchase Plan

    The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in July 1998 and approved by the stockholders of the Company in August 1998. The Purchase Plan authorized the issuance of up to a total of 400,000 shares of Common stock to participating employees.

    All employees of the Company, including directors of the Company who are employees, and all employees of any participating subsidiaries whose customary employment is more than 20 hours per week and more than five months in any calendar year are eligible to participate in the Purchase Plan.

    Under the terms of the Purchase Plan, the price per share paid by each participant on the last day of the Offering Period is an amount equal to 90% of the fair market value of the Common stock on either the first day or the last day of the Offering Period, whichever is lower. On December 10, 1999, the Company's Board of Directors made a change in the Purchase Plan to lower the price per share paid to an amount equal to 85% of the fair market value of the Common stock on either the first day or last day of the Offering Period, whichever is lower, effective for the next Offering Period beginning February 1, 2000.

    The Purchase Plan terminates on July 21, 2000 or such earlier date as the Board determines. Upon termination of the Purchase Plan all amounts in the accounts of participating employees will be promptly refunded.

Stock-based Compensation

    The Company applies APB Opinion No. 25 and related interpretations in accounting for its employee stock-based compensation plans. Accordingly, compensation expense has been recognized for its stock-based compensation plans in the year ended December 31, 1998 because the exercise price of some options granted in that period were determined, for accounting purposes, to be below the fair value of the underlying stock as of the grant date for such stock options. In connection with the granting of these options, the Company has recorded unearned deferred

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)

compensation of $784 for the year ended December 31, 1998. This amount is being amortized over the vesting period of four years from the date of grant, with $149 amortized into compensation expense as of December 31, 1998 and an additional $147 amortized into compensation expense in the nine months ended September 30, 1999 (unaudited). For all other periods disclosed, the exercise price of each option granted was equal to the fair value of the underlying stock at the date of grant. Had compensation costs for the Company's Stock Incentive Plan been determined based on the fair value at the grant date for awards under the Plan, consistent with the methodology prescribed under SFAS 123, the Company's net income (loss) and net income (loss) per share would have been as follows, on a pro forma basis.

                                                         Year ended December
                                                                 31,
                                                        ----------------------
                                                        1996  1997      1998
                                                        ---- -------  --------
   Net income (loss), as reported.....................  $387 $   514  $(23,828)
   Estimated additional stock based compensation costs
    under SFAS 123....................................   --   (1,535)   (2,687)
                                                        ---- -------  --------
   Pro forma net income (loss)........................  $387 $(1,021) $(26,515)
                                                        ==== =======  ========
   Basic and diluted net income (loss) per share......   --  $ (0.03) $  (0.75)
                                                        ==== =======  ========

    The fair value of all options granted prior to the Company's initial public offering on August 17, 1998 were estimated as of the date of grant using the minimum value model. The fair value of all options granted subsequent to the Company's initial public offering were estimated as of the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used in the calculations.

                                                    Year ended December 31,
                                                    -----------------------
                                                     1996     1997      1998
                                                     ----     ----      ----
   Expected option life, in years..................     --          6         6
   Risk free interest rate.........................     --       6.22%     5.37%
   Dividend yield..................................     --        --        --
   Volatility......................................     --        --        108%

    The weighted average fair value for stock options granted during 1997 and 1998 was $0.66 and $5.47 per option, respectively.

10. Related Party Transactions

    Significant related party transactions with the Company's parent, Nortel, and affiliated companies, not otherwise disclosed in the financial statements, include the following:

    The Company paid $3,656 and $273 in the years ended December 31, 1996 and 1997, respectively, for research and development services provided by Bell Northern Research Ltd. ("BNR"), a subsidiary of Nortel. The research and development services and other costs of revenue were purchased at cost from BNR. Purchases from BNR are settled through the intercompany accounting system of Nortel.

    Revenues include sales to Nortel for the years ended December 31, 1996, 1997, and 1998 of $300, $495, and $1,916, respectively and $386 and $1,247 for the nine months ended

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)

September 30, 1998 and 1999 (unaudited), respectively. Revenues for the years ended December 31, 1997 and 1998 include sales to Nortel-affiliated companies totaling $332 and $2,076, respectively, and $1,949 and $221 for the nine months ended September 30, 1998 and 1999 (unaudited), respectively. Sales to Nortel-affiliated companies were immaterial in 1996.

    During the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 (unaudited), the Company reimbursed Nortel for expenses paid by Nortel on behalf of the Company, net of revenues collected by Nortel on behalf of the Company. The net expenses reimbursed amounted to $5,610 and $1,390 for the years ended December 31, 1997 and 1998, respectively, and $946 and $437 for the nine months ended September 30, 1998 and 1999 (unaudited), respectively. These amounts have been recorded in these financial statements at the carrying amount of the transactions involved.

    Balances due to/from the related party, arising from the sales of product and receipt of services referred to above, are typically payable net 30 days from the date of the related intercompany invoice. At December 31, 1998, accounts receivable included $1,724 related to Nortel. At September 30, 1999 (unaudited), there were no amounts receivable from Nortel and $32 receivable from Nortel-affiliated companies.

11. Commitments and Contingencies

Lease commitments

    The Company leases administrative and sales offices and certain property and equipment under noncancellable operating leases expiring through 2003 with certain renewal options. Total rent expense under such leases for the years ended December 31, 1996, 1997 and 1998 were $100, $956 and $3,083, respectively, and for the nine months ended September 30, 1998 and 1999 (unaudited) were $1,952 and $3,473, respectively. At September 30, 1999 (unaudited), the future minimum lease payments under operating leases were as follows:

   1999 (three months)................................................. $ 1,102
   2000................................................................   4,372
   2001................................................................   2,854
   2002................................................................   1,408
   2003................................................................     672
                                                                        -------
   Total future minimum lease payments................................. $10,408
                                                                        =======

Legal proceedings

    The Company is subject to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any such legal matters will have a material adverse effect on the consolidated results of operations or consolidated financial position.

    On February 19, 1999, Surety Technologies, Inc. (Surety) filed Civil Action 99-203 against the Company alleging that the Entrust/Timestamp product infringed various claims of U.S. Patent Re 34,954 (the "954 Patent"). In a verdict returned on November 3, 1999, a federal jury found that all of

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)

the claims of the 954 Patent asserted by Surety against the Company were invalid for reasons of both anticipation and obviousness. As a result of the jury's decision, Surety's complaint has been dismissed with prejudice. On November 4, 1999, judgment was entered in favor of the Company in the United States District Court for the Eastern District of Virginia in Civil Action 99-203.

12. Employee Savings Plan

    The Company has a defined contribution retirement savings plan covering substantially all of its full-time employees. This plan qualifies under Section 401(k) of the Internal Revenue Code for participating U.S. based employees. The Company matches 50% of employee contributions up to 3% of their individual compensation. Matching contributions made by the Company totaled $183 and $383 for the years ended December 31, 1997 and 1998, respectively, and $442 for the nine months ended September 30, 1999 (unaudited).

13. Segment, Geographic and Major Customer Information

Segment information

    The Company conducts business in one operating segment; namely, the design, production and sale of software products and related services for encryption and digital signature. The nature of the Company's different products and services is similar and, in general, the type of customers for those products and services is not distinguishable.

    The Company does, however, prepare information for internal use by the Chief Operating Decision Maker ("CODM"), the President and Chief Executive Officer, on a geographic basis. Accordingly, under SFAS 131, the Company has included a summary of the segment financial information reported to the CODM as follows in the next section regarding geographic information. The Company's CODM does not view geographic segment results below net income (loss) before income taxes and, therefore, the provision for income taxes is not broken out by geographic segment below. The accounting policies of the reportable geographic segments are the same as those described in the summary of significant accounting policies.

Geographic information

    Revenues are attributed to specific geographical areas based on where the sales order originated. Long-lived assets and total assets of the Company are those that are identified with operations in the respective geographic areas.

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)


    The Company operates in three main geographic areas as follows:

                                                   Year Ended December 31,
                                                   --------------------------
                                                    1996     1997      1998
                                                   -------  -------  --------
   Revenues:
     United States................................ $ 9,758  $14,978  $ 25,861
     Canada.......................................   2,571    8,669    11,832
     Europe and Asia..............................     473    1,359    11,295
                                                   -------  -------  --------
       Total revenues............................. $12,802  $25,006  $ 48,988
                                                   =======  =======  ========
   Segment operating income (loss):
     United States................................ $    (8) $  (720) $ (3,297)
     Canada.......................................     268      356      (167)
     Europe and Asia..............................     --       234      (862)
                                                   -------  -------  --------
       Total segment operating income (loss)......     260     (130)   (4,326)
                                                   -------  -------  --------
   Depreciation and amortization expense:
     United States................................     --         1       410
     Canada.......................................     204      356       573
     Europe and Asia..............................     --         3       278
                                                   -------  -------  --------
       Total depreciation and amortization........     204      360     1,261
                                                   -------  -------  --------
   Interest income:
     United States................................     --       723     1,807
                                                   -------  -------  --------
   Acquired in-process research and development:
     United States................................     --       --     20,208
                                                   -------  -------  --------
   Net income (loss) before income taxes:
     United States................................      (8)       2   (22,108)
     Canada.......................................      64      --       (740)
     Europe and Asia..............................     --       231    (1,140)
                                                   -------  -------  --------
       Total net income (loss) before income
        taxes..................................... $    56  $   233  $(23,988)
                                                   =======  =======  ========
                                                         December 31,
                                                   --------------------------
                                                    1996     1997      1998
                                                   -------  -------  --------
   Long-lived assets (generally depreciated
    over three to five years):
     United States................................ $   --   $   118  $  4,323
     Canada.......................................   1,145    1,540     3,510
     Europe and Asia..............................     --        40       775
                                                   -------  -------  --------
       Total long-lived assets.................... $ 1,145  $ 1,698  $  8,608
                                                   =======  =======  ========
   Total assets:
     United States................................ $ 2,025  $18,637  $ 95,110
     Canada.......................................   1,662    4,689     8,244
     Europe and Asia..............................     --     1,431     4,475
                                                   -------  -------  --------
       Total...................................... $ 3,687  $24,757  $107,829
                                                   =======  =======  ========

                           ENTRUST TECHNOLOGIES INC.

           (in thousands of dollars, except share and per share data)

Major customer information

    In 1996, three customers accounted for an aggregate of 64% of revenues for the year, and individually these customers accounted for 29%, 20% and 15% of revenues for that year. In 1997, three customers accounted for an aggregate of 42% of revenues. One of these customers was the same customer who accounted for 29% of 1996 revenues and this customer accounted for 19% of revenues for 1997. The other two major customers in 1997 accounted for 12% and 11% of revenues, respectively. In 1998, no individual customer accounted for 10% or more of revenues. For the nine months ended September 30, 1999 (unaudited) there was a single customer which accounted for 26% of revenues, and no other customers accounted for 10% or more of revenues.

                                  UNDERWRITING

    We, the selling stockholders and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and SoundView Technology Group, Inc. are the representatives of the underwriters.

                                                                       Number of
                              Underwriters                              Shares
                              ------------                             ---------
   Goldman, Sachs & Co................................................
   Bear, Stearns & Co. Inc............................................
   Donaldson, Lufkin & Jenrette Securities Corporation................
   SoundView Technology Group, Inc....................................
                                                                       ---------
     Total............................................................ 8,150,000
                                                                       =========

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 305,625 and 916,875 shares from us and a selling stockholder, respectively, to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,222,500 additional shares.

                                                            Paid by Entrust
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................    $            $
   Total..............................................    $            $

                                                            Paid by Selling
                                                             Stockholders
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................    $            $
   Total..............................................    $            $

    Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $   per share from the initial price to public. Any of those
securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $   per share from the initial
price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

    We and the selling stockholders have agreed with the underwriters not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    As permitted by Rule 103 under the Securities Exchange Act of 1934, some underwriters and selling group members that, if any, may act as "passive" are market makers in the common stock, which means they may make bids for or purchases of common stock in the Nasdaq National Market until a stabilizing bid has been made. Rule 103 generally provides that:

  . a passive market maker's net daily purchases of the common stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months, or any 60 consecutive days ending within the 10 days, immediately preceding the filing date of the registration statement of which this prospectus forms a part;

  . a passive market maker may not effect transactions or display bids for common stock at a price that exceeds the highest independent bid for the common stock by persons who are not passive market makers; and

  . bids made by passive market makers must be identified as such.

    We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $750,000. We will pay for all of such expenses.

    We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Cautionary Note Regarding Forward-Looking Statements.....................  13
Use of Proceeds..........................................................  14
Price Range of Common Stock
 and Dividend Policy.....................................................  14
Capitalization...........................................................  15
Recent Financial Results.................................................  16
Selected Consolidated Financial Data.....................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  30
Management...............................................................  47
Selling Stockholders.....................................................  50
Legal Matters............................................................  50
Experts..................................................................  51
Where You Can Find More Information......................................  51
Index to Consolidated Financial Statements............................... F-1
Underwriting............................................................. U-1

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                               8,150,000 Shares

                           Entrust Technologies Inc.

                                 Common Stock

                                ---------------

                                    [Logo]

                                ---------------

                             Goldman, Sachs & Co.

                           Bear, Stearns & Co. Inc.

                         Donaldson, Lufkin & Jenrette

                          SoundView Technology Group

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC registration fee............................................... $123,717
   NASD filing fee....................................................   47,363
   Nasdaq National Market listing fee.................................   17,500
   Blue Sky and similar fees and expenses.............................   10,000
   Transfer Agent and Registrar fees..................................    5,000
   Accounting fees and expenses.......................................  150,000
   Legal fees and expenses............................................  250,000
   Printing and mailing expenses......................................  100,000
   Miscellaneous......................................................   46,420
                                                                       --------
     Total............................................................ $750,000
                                                                       ========

Item 15. Indemnification of Directors and Officers

    Section 2-418 of the General Corporation Law of Maryland (the "Maryland Law") provides that, unless a corporation's charter includes a provision which restricts or limits the corporation's right to indemnify its officers and directors, the corporation may indemnify a director or officer with respect to proceedings instituted against such officer or director by reason of his or her service in that capacity, unless the act or omission in question was material and was committed in bad faith or was the result of active and deliberate dishonesty, unless the director or officer received an improper personal benefit or unless the director or officer had reasonable cause to believe that the act or omission was unlawful. The Registrant's Articles of Incorporation and Bylaws provide that the Registrant shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Maryland Law and that the Registrant shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. However, nothing in the Articles of Incorporation or Bylaws of the Registrant protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of a proceeding, unless limited by charter, the Maryland Law provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

    The Underwriting Agreement, a form of which is filed as Exhibit 1 to this Registration Statement on Form S-3, provides that the Underwriters are obligated under certain circumstances to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Reference is made to the form of Underwriting Agreement.

    Two of the directors of the Registrant are also officers of Nortel Networks Corporation ("NNC"), a shareholder of the Registrant, and are serving on the Registrant's Board of Directors at the request of NNC. Pursuant to NNC's Bylaws, NNC will indemnify its officers when they are acting at NNC's request as directors of a corporation of which NNC is a shareholder, provided that such officers acted honestly, in good faith and had reasonable grounds to believe their conduct was lawful.

Item 16. Exhibits

 Exhibit
   No.                               Description
 -------                             -----------
  1*     Form of Underwriting Agreement.

  4.1**  Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant.
  5*     Opinion of Hale and Dorr LLP with respect to the validity of the securities being offered.
 23.1    Consent of Hale and Dorr LLP (included in Exhibit 5).
 23.2    Consent of Deloitte & Touche LLP.
 24      Powers of Attorney (included on page II-3).

--------
*  To be filed by amendment.
** Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-57275).

Item 17. Undertakings

    The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plano, Texas, on this 25th day of January, 2000.

                                          Entrust Technologies Inc.

                                                    /s/ John A. Ryan
                                          By: _________________________________
                                                        John A. Ryan
                                               President and Chief Executive
                                                          Officer

                        POWER OF ATTORNEY AND SIGNATURES

    We, the undersigned officers and directors of Entrust Technologies Inc., hereby severally constitute and appoint John A. Ryan, David L. Thompson, James
D. Kendry and James R. Burke and each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Entrust Technologies Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ John A. Ryan    -          President, Chief Executive  January 25, 2000
______________________________________  Officer and Director
             John A. Ryan

      /s/ David L. Thompson    -       Senior Vice President and   January 25, 2000
______________________________________  Chief Financial Officer
          David L. Thompson             (Principal Financial and
                                        Accounting Officer)

      /s/ F. William Conner    -       Director                    January 24, 2000
______________________________________
          F. William Conner

      /s/ Butler C. Derrick, Jr.       Director                    January 25, 2000
______________________________________
        Butler C. Derrick, Jr.
         /s/ Jawaid Ekram              Director                    January 24, 2000
______________________________________
             Jawaid Ekram

       /s/ Terrell B. Jones            Director                    January 23, 2000
______________________________________
           Terrell B. Jones

      /s/ Michael P. Ressner           Director                    January 24, 2000
______________________________________
          Michael P. Ressner

     /s/ Christopher M. Stone          Director                    January 25, 2000
______________________________________
         Christopher M. Stone

       /s/ James A. Thomson            Director                    January 24, 2000
______________________________________
           James A. Thomson

                                 EXHIBIT INDEX

 Exhibit
   No.                               Description
 -------                             -----------
  1*     Form of Underwriting Agreement.

  4.1**  Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant.
  5*     Opinion of Hale and Dorr LLP with respect to the validity of the securities being offered.
 23.1    Consent of Hale and Dorr LLP (included in Exhibit 5).
 23.2    Consent of Deloitte & Touche LLP.
 24      Powers of Attorney (included on page II-3).

--------
*  To be filed by amendment.
** Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-57275).